EXHIBIT 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of December 19, 2003, by and among SUPERIOR ENGINEERED PRODUCTS CORPORATION, a California corporation (the “Company”), PAUL ODDO, DAVID ODDO and ANGELINE ODDO (each a “Principal” and, collectively, the “Principals”), ATRIUM COMPANIES, INC., a Delaware corporation (“Buyer”), ATRIUM CORPORATION, a Delaware corporation (“Parent”), and each of the shareholders listed on Schedule I hereto (each, a “Shareholder” and, collectively, the “Shareholders”). The Principals and the Shareholders are referred to herein collectively as the “Selling Parties” (each, individually, a “Selling Party”).

WITNESSETH:

WHEREAS, the Shareholders, the owners of all of the issued and outstanding shares of capital stock of the Company, desire to sell to Buyer, and Buyer desires to purchase from Shareholders, such shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

1.1	“AAA” shall have the meaning assigned to such term in Section 12.1 hereof.

1.2	“Accounts Receivable” shall mean all amounts owed to the Company by its customers and others that are classified as “accounts receivable” in the Financial Statements, prepared on a basis consistent with that of the preceding fiscal year.

1.3	“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall include the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.4	“Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

1.5	“Books and Records” shall mean all books and records, whether in physical, electronic or other media, related to the business of the Company, the assets of the Company, or the employees of the Company, including, without limitation, (i) financial books and records, (ii) mailing, distribution, customer and supplier lists, (iii) records with respect to pricing, production, product development, sales volume, payment history, costs and legal, Tax and environmental matters, (iv) employment records, and (v) records relating to Intellectual Property Rights.

1.6	“Breaching Party” shall have the meaning assigned to such term in Section 9.2(a) hereof.

1.7	“Business” shall mean the business of producing, marketing, distributing and selling Company Products.

1.8	“Buy/Sell Agreement” shall have the meaning assigned to such term in Section 6.16 hereof.

1.9	“Cash Adjustment” shall have the meaning assigned to such term in Section 2.3(a) hereof.

1.10	“Cash and Cash Equivalents” shall mean currency, certificates of deposit, commercial paper, money market mutual funds, repurchase agreements in respect of any of the foregoing, bank accounts and other similar investments.

1.11	“Claim Notice” shall have the meaning assigned to such term in Section 11.3(a) hereof.

1.12	“Closing” shall mean the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “Contemplated Transactions”), subject to Section 2.7 hereof.

1.13	“Closing Date” shall mean the date on which the Closing actually takes place.

1.14	“Closing Liabilities” shall mean (i) any and all debts, obligations or liabilities of the Company set forth in Schedule 6.12 hereof and (ii) any fees and expenses of the Selling Parties or the Company relating to the Contemplated Transactions.

1.15	“Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

1.16	“Company Products” shall mean aluminum and vinyl window frames, doors, screen doors, security doors, fencing and decking, wood clad windows and doors, and all related products manufactured or sold by the Company, and all other products researched or developed by or on behalf of the Company on or prior to the Closing Date.

1.17	“Confidential Information” shall have the meaning assigned to such term in Section 4.30(b) hereof.

1.18	“Contemplated Transactions” shall have the meaning assigned to such term in Section 1.12 hereof.

1.19	“Cut-Off Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Cut-Off Date prepared and delivered by the Selling Parties pursuant to Section 4.6(c) hereof.

1.20	“Cut-Off Date” shall mean October 25, 2003.

1.21	“Debt” shall mean, with respect to the Company, (a) all current or long term indebtedness for borrowed money, (b) any notes, bonds, debentures or similar instruments evidencing indebtedness for borrowed money (including notes payable to Shareholders), (c) any guarantee of indebtedness of any third person, (d) capital leases, (e) any indebtedness under any line of credit, (f) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, (g) any liabilities, whether contingent or otherwise, related to any non-compete or earn-out arrangements, and (h) with respect to any of the foregoing, any and all accrued interest thereon.

1.22	“Deductible” shall have the meaning assigned to such term in Section 11.7(a) hereof.

1.23	“Employment Agreement” shall have the meaning assigned to such term in Section 6.18 hereof.

1.24	“Encumbrances” shall mean any and all claims, pledges, security interests, liens, charges and all other encumbrances of any kind.

1.25	“Environmental and Safety Laws” means any and all federal, state and local laws (including but not limited to common law), statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations, or other binding requirement relating to pollution or protection of human health and the environment, worker health and safety, emissions, discharges, releases or threatened releases of any Hazardous Material (as defined in Section 1.39), or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material.

1.26	“Environmental or Safety Claim” means any claim, demand, complaint, action, suit, proceeding, investigation or notice by any Person or entity alleging potential liability arising out of, based on, or relating to Environmental and Safety Laws or the presence of any Hazardous Material at any location.

1.27	“ERISA” shall have the meaning assigned to such term in Section 4.19(a) hereof.

1.28	“ERISA Affiliates” shall have the meaning assigned to such term in Section 4.19(a) hereof.

1.29	“Escrow Agent” shall mean have the meaning assigned to such term in the Escrow Agreement.

1.30	“Escrow Agreement” shall have the meaning assigned to such term in Section 2.2(a) hereof.

1.31	“Escrow Funds” shall have the meaning assigned to such term in Section 2.2(a) hereof.

1.32	“Excluded Assets” shall mean (i) all tangible and intangible assets of the Selling Parties or the Company set forth on Schedule 1.32, and (ii) all Cash and Cash Equivalents accumulated by the Company on or prior to the Cut-Off Date.

1.33	“Excluded Liabilities” means (a) any federal, state, local or foreign Taxes of any kind payable by, or attributable to, the Company with respect to any Tax period (or portion thereof) ending on or prior to the Cut-Off Date in excess of such amounts accrued or reserved (without regard to deferred Tax assets and liabilities) for on the Cut-Off Balance Sheet, or any cost, penalty, interest expense or fine related to any Tax deficiency with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date resulting from any act or omission of the Company or any Selling Party occurring prior to the Closing Date; (b) any indebtedness of the Company owed to any Selling Party or to any Selling Party’s management, employees, affiliates or family members; (c) indebtedness for borrowed money and any guarantee of indebtedness for borrowed money; (d) any capital lease obligations; (e) any liability or obligation under or related to any Plan (including, without limitation, any fine, penalty or other liability arising from or costs related to any governmental filing (including on Form 5500), or the failure to make any such filing which was due to be filed prior to the Closing Date, related to any Plan); (f) any liability or obligation under the Worker Adjustment and Retraining Notification Act with respect to the Company arising prior to the Closing Date; (g) any liability for severance pay (other than as provided in clause (m) below) to any employees of the Company who are offered and decline continued employment with the Company immediately after the Closing; (h) any deferred compensation; (i) any fees and expenses of the Company relating to the Contemplated Transactions (including HSR Act filing fees and any fees identified on Schedule 4.33); (j) any liabilities or obligations relating to the Excluded Assets or not arising out of the Company’s Business; (k) any liabilities or obligations related to any environmental conditions, known or unknown, existing or occurring at or on any real property or facility (other than the Real Estate) used or owned at any time by the Company or any of its Affiliates or any of their respective predecessors-in-interest; (l) any costs, liabilities or obligations arising after the date hereof associated with obtaining any legally required industrial wastewater or storm water permits, developing or implementing any legally required storm water pollution prevention plan, or any legally required asbestos removal or remediation at or in connection with any of the Real Estate; (m) any liability for compensation, benefits, vacation pay, sick leave, severance pay, workers’ compensation or similar obligation that relates to services performed before the Closing by any employees of the Company or other service providers for the Company in excess of such amounts accrued or reserved for in the Cut-Off Balance Sheet or which otherwise arise in the ordinary course of business, consistent with past practice, after the Cut-Off Date; (n) any liability arising from the alleged AQMD violation identified in Schedule 4.23 in excess of such amounts accrued or reserved for in the Cut-Off Balance Sheet; (o) any liabilities or obligations arising under or related to the motor vehicle lease agreement identified on Schedule 4.27 hereto; and (p) any other Debt of the Company not reflected in the Cut-Off Balance Sheet or on a Schedule hereto.

1.34	“Exhibits” shall mean the Exhibits to this Agreement.

1.35	“Financial Statements” shall mean, collectively, (i) the unaudited balance sheets of the Company and related statements of earnings, retained earnings and cash flows at and for the fiscal years ended April 25, 2003, 2002 and 2001, (ii) the unaudited balance sheets of the Company and related interim statements of earnings, retained earnings and cash flows at and for the fiscal quarters ended July 25 and October 25, 2003; and (iii) all financial statements required to be delivered to Buyer pursuant to Sections 4.6(b) and 4.6(c) hereof.

1.36	“Fixed Assets” shall mean all leasehold improvements, machinery, equipment, auxiliary equipment, fixtures attached to or associated with the equipment or machinery, machine parts, shop tools and equipment, spare parts, supplies, office equipment, computers, furniture, furnishings, office supplies, sales and promotional materials and motor vehicles owned by the Company and used by the Company on and as of the Closing Date, including, but not limited to those assets listed on Schedule 1.36; provided, however, that the Fixed Assets shall not include any Excluded Assets.

1.37	“FTC” means the United States Federal Trade Commission.

1.38	“GAAP” shall mean United States generally accepted accounting principles, in effect from time to time, consistently applied.

1.39	“Hazardous Material” means any material, substance or compound which is, or the emission, discharge, transport, storage, treatment or release of which is, regulated under Environmental and Safety Laws, whether constituting a useful product or otherwise, including without limitation any pollutant, contaminant, waste, hazardous waste, hazardous substance, toxic substance, hazardous material, extremely hazardous material, asbestos, polychlorinated biphenyl, petroleum, or any refined product, fraction, byproduct or constituent thereof.

1.40	“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.41	“HSR Event” shall mean, in connection with the Contemplated Transactions, the earlier to occur of (i) the expiration of the waiting period prescribed by the HSR Act or (ii) the receipt from the FTC of an early termination order.

1.42	“Indemnified Losses” shall have the meaning assigned to such term in Section 11.1 hereof.

1.43	“Indemnified Party” shall have the meaning assigned to such term in Section 11.3(a) hereof.

1.44	“Indemnifying Party” shall have the meaning assigned to such term in Section 11.3(a) hereof.

1.45	“Indemnity Cap” shall have the meaning assigned to such term in Section 11.7(b) hereof.

1.46	“Intellectual Property Rights” shall have the meaning assigned to such term in Section 4.30 hereof.

1.47	“Inventory” shall mean all raw materials and supplies, work in process, finished goods, packaging and other manufacturing supplies owned by the Company that is used in connection with the Business of the Company and is classified as “inventory” in accordance with GAAP as applied in the preparation of the Financial Statements.

1.48	“Knowledge” shall mean, (i) with respect to any Principal, the actual knowledge, after due inquiry, of such Principal, (ii) with respect to any Shareholder, the actual knowledge, after due inquiry, of such Shareholder’s trustees, officers and directors, as the case may be, and (iii) with respect to the Company, the actual knowledge, after due inquiry (including, but not limited to, due inquiry of Robert Rodriguez, Roger Cozmyk and Richard Alexander), of each of Paul Oddo, David Oddo and Angeline Oddo.

1.49	“Lease Agreements” shall have the meaning assigned to such term in Section 6.19 hereof.

1.50	“Leased Real Estate” shall mean the real property described on Schedule 4.15, together with the improvements thereon and the leasehold interests therein.

1.51	“Majority of the Shareholders” shall mean any such group of Shareholders owning more than fifty percent (50%) of the Purchased Shares without giving effect to the Contemplated Transactions.

1.52	“Material Adverse Effect” shall mean, individually or in the aggregate, a material adverse effect upon the business, operations, properties, assets, liabilities, prospects or financial condition of the Company that results or could result in any damage, destruction or loss of $100,000 or more.

1.53	“Material Agreements” shall have the meaning assigned to such term in Section 4.27 hereof.

1.54	“Net Equity of the Company” shall mean the stockholders’ equity of the Company as set forth on the Cut-Off Balance Sheet, (a) less the value of any dividend or distribution of cash, real property or any other assets made by the Company on or after the Cut-Off Date, (b) less the value of any Excluded Assets set forth on the Cut-Off Balance Sheet, and (c) plus the value of any Excluded Liabilities set forth on the Cut-Off Balance Sheet.

1.55	“Non-Breaching Party” shall have the meaning assigned to such term in Section 9.2(a) hereof.

1.56	“Non-Compete Period” shall have the meaning assigned to such term in Section 10.2 hereof.

1.57	“Panel” shall have the meaning assigned to such term in Section 12.1 hereof.

1.58	“Parent Stock” shall mean the common stock, par value $.01 per share, of Parent.

1.59	“Parent Stock Certificate” shall have the meaning assigned to such term in Section 2.2(c) hereof.

1.60	“Payment Funds” shall have the meaning assigned to such term in Section 2.2(b) hereof.

1.61	“Permits” shall have the meaning assigned to such term in Section 4.22 hereof.

1.62	“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, governmental body or other entity or body.

1.63	“Plans” shall have the meaning assigned to such term in Section 4.19(a) hereof.

1.64	“Post-Closing Returns” shall have the meaning assigned to such term in Section 8.4(b) hereof.

1.65	“Purchased Shares” shall mean all of the issued and outstanding capital stock of the Company, consisting of 844 shares of common stock, par value $10.00 per share.

1.66	“Purchase Price” shall have the meaning assigned to such term in Section 2.2 hereof.

1.67	“Real Estate” shall mean the real property described on Schedule 4.14, together with the improvements thereon and the leasehold interests therein.

1.68	“Related Agreements” means the agreements listed as Exhibits to this Agreement.

1.69	“Release” means any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, migrating or presence of any Hazardous Material in the environment.

1.70	“Rules” shall have the meaning assigned to such term in Section 12.1 hereof.

1.71	“Safety and Environmental Permits” shall have the meaning assigned to such term in Section 4.26(a) hereof.

1.72	“Schedules” shall mean the Schedules to this Agreement, as referred to herein, that have been delivered to the parties and initialed or otherwise signed by the parties to confirm their receipt thereof.

1.73	“Straddle Period” shall have the meaning assigned to such term in Section 8.4(b) hereof.

1.74	“Subscription Agreement” shall have the meaning assigned to such term in Section 6.15 hereof.

1.75	“Superior Stock Certificates” shall have the meaning assigned to such term in Section 2.4 hereof.

1.76	“Tax Returns” means any return, report, statement, election, information return or other document (including any related or supporting information) filed or required to be filed with any governmental entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

1.77	“Tax” or “Taxes” means taxes, charges, fees, imposts, levies, interest, penalties, fines, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, estimated, excise, property, real property, sales, use, turnover, environmental, gross receipts, ad valorem, transfer, gains, profits, inventory, capital stock, license, payroll, employment, unemployment, social security, workers’ compensation, stamp, value added and franchise taxes, required deposits, deductions, withholdings and customs duties, imposed by any governmental entity, together with any liability or obligation under Treas. Reg. § 1.1502-6 (or comparable provisions of state, local or foreign Tax law) or any agreement or arrangement with any Person with respect to the liability for, or sharing of, Taxes, and including any liability as a successor or transferee, by contact or otherwise, in respect of Taxes.

1.78	“Third Party Accounting Firm” shall have the meaning assigned to such term in Section 2.3(b) hereof.

1.79	“Transaction Deadline Date” means December 31, 2003.

1.80	“Transferred Employees” shall have the meaning assigned to such term in Section 8.8 hereof.

ARTICLE 2. PURCHASE AND SALE OF SHARES

2.1	Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Shareholder hereby agrees to sell, convey, transfer and assign all of such Shareholder’s right, title and interest in and to the Purchased Shares (other than those Purchased Shares being purchased by Parent) to Buyer or an entity designated by Buyer and 80.38 of the Purchased Shares to Parent (which 80.38 Purchased Shares, the parties agree, have a value that is approximately equal to the value of the shares of Parent Stock transferred to the Shareholders by Parent on behalf of Buyer pursuant to Section 2.2(c) hereof) and Buyer and Parent hereby agree, in accordance with Section 2.2 hereof, to purchase, or cause such entity to purchase, the Purchased Shares. Parent hereby directs the Shareholders to deliver Parent’s portion of the Purchased Shares to Buyer or an entity designated by Buyer. The parties to this Agreement acknowledge and agree that neither Buyer nor Parent shall have any obligations under this Agreement unless and until the conditions to the release of escrowed funds set forth in Section 7.03 of Buyer’s credit agreement described in item one of Schedule 5.4 have been fully satisfied or otherwise waived.

2.2	Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, the purchase price for the Purchased Shares shall be paid by Buyer and Parent as follows (the “Purchase Price”):

(a)	In order to secure the Selling Parties’ obligations to indemnify Buyer and Parent, if so required, pursuant to Article 11 hereof, Buyer shall deliver or cause to be delivered to the Escrow Agent $5,000,000 in cash by wire transfer of immediately available funds (the “Escrow Funds”), and such Escrow Funds shall be held by the Escrow Agent, subject to the terms and conditions of, and for the period set forth in, an Escrow Agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”); and

(b)	Buyer shall deliver or cause to be delivered to the Escrow Agent $42,500,000 in cash by wire transfer of immediately available funds (the “Payment Funds”), and such Payment Funds shall be paid by the Escrow Agent as set forth in Schedule A to the Escrow Agreement in the amounts set forth therein; and

(c)	Parent shall, on behalf of Buyer, deliver or cause to be delivered to the Shareholder listed on Schedule II hereto a stock certificate (the “Parent Stock Certificate”) representing the number of shares of Parent Stock (based on a value of $1,000 per share) set forth opposite the Shareholder’s name on Schedule II hereto in exchange for 80.38 Purchased Shares that the parties agree has a value of $5,000,000.

2.3	Post-Closing Adjustment to the Purchase Price.

(a)	Within sixty (60) days subsequent to the Closing Date, Buyer shall determine the post-closing cash adjustment (the “Cash Adjustment”), which Cash Adjustment shall be equal to the difference between the Net Equity of the Company as set forth on the Cut-Off Balance Sheet (as such Net Equity of the Company may be adjusted (other than for income tax-related items) by Buyer in good faith consistent with the post-closing audit of the Company to be performed by Buyer’s independent auditors) and $16,500,000. If the Net Equity of the Company as set forth on the Cut-Off Balance Sheet (as may be adjusted as set forth above) is less than $16,500,000, the Shareholders shall pay to Buyer an amount equal to the Cash Adjustment. If the Net Equity of the Company as set forth on the Cut-Off Balance Sheet (as may be adjusted as set forth above) is greater than $16,500,000, Buyer shall pay to the Shareholders (pro rata pursuant to their relative shareholdings set forth on Schedule I attached hereto) an amount equal to the Cash Adjustment. Buyer shall promptly deliver to the

Shareholders a reasonably detailed calculation of the Cash Adjustment along with the basis for such calculations. If the Shareholders do not object to the amount of the Cash Adjustment within twenty (20) days of receipt thereof, the Shareholders shall pay to Buyer, or Buyer shall pay to the Shareholders, as the case may be, no later than the fifth (5th) business day after the twentieth (20th) day following receipt of the calculation of the Cash Adjustment an amount in cash equal to the Cash Adjustment, if any.

(b)	If the Shareholders object to the Cash Adjustment, if any, they shall notify Buyer within twenty (20) days following receipt thereof, setting forth in specific detail the basis for their objection and their proposal for any adjustments to the Cash Adjustment. Buyer and the Shareholders shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within thirty (30) days following receipt of notice of the Shareholders’ objection. If agreement is reached in writing within such period as to all proposed further adjustments, or that no adjustments are necessary, the parties shall make such adjustments, if any, and the Cash Adjustment shall be based thereon. If Buyer and the Shareholders are unable to reach agreement within thirty (30) days following receipt of notice of the Shareholders’ objection, then a “Big-4” accounting firm as agreed upon by Buyer and the Shareholders (the “Third Party Accounting Firm”) shall be engaged to review the proposed Cash Adjustment and, to the extent necessary, the Cut-Off Balance Sheet and/or any other documents or information supporting any adjustments made to Net Equity of the Company pursuant to Section 2.3(a), and shall make a determination as to the resolution of any adjustments necessary to cause the Cash Adjustment to have been properly prepared in accordance with this Agreement. All such resolutions shall relate only to such matters as are still in dispute and shall represent either agreement with the position taken by Buyer or the Shareholders or a compromise between such positions. The determination of the Third Party Accounting Firm shall be delivered as soon as practicable following selection of the Third Party Accounting Firm and shall be final, conclusive and binding upon the parties. Thereafter, the Shareholders shall pay to Buyer, or Buyer shall pay to the Shareholders, as the case may be, not later than five (5) business days following the determination of adjustments by the Third Party Accounting Firm, an amount in cash equal to the Cash Adjustment, if any, as determined by the Third Party Accounting Firm. All fees and expenses of the Third Party Accounting Firm shall be borne pro rata by Buyer and the Shareholders in proportion to the allocation of the dollar amount of changes made by the Third Party Accounting Firm such that the prevailing party pays a lesser portion of such fees and expenses.

2.4	Delivery of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Shareholder shall deliver, or cause to be delivered, to Buyer, free and clear of all Encumbrances, a stock certificate representing the number of Purchased Shares set forth opposite such Shareholder’s name on Schedule I hereto (collectively, the “Superior Stock Certificates”), in negotiable form for valid transfer, duly endorsed in blank or with separate executed stock transfer powers attached.

2.5	Closing Liabilities. The Selling Parties agree to cause all providers of services to the Company relating to the Contemplated Transactions to deliver to the Company their invoices in respect of such services prior to Closing. The Selling Parties shall, on or immediately prior to the Closing, pay all of the Closing Liabilities, which payment shall be made without resorting to or diminishing the Company’s Cash and Cash Equivalents.

2.6	Excluded Liabilities and Excluded Assets. Neither Buyer nor Parent shall assume or in any way be responsible for, and the Selling Parties shall remain responsible for, the Excluded Liabilities. Each of the Selling Parties covenants and agrees to cause, at no expense or cost to Buyer or Parent, all Excluded Liabilities to be fully paid, discharged and satisfied as of the Closing Date or shall fully pay, discharge and satisfy such Excluded Liabilities when due and payable after the Closing Date, as applicable. The Selling Parties shall retain all right, title and interest in and to, and neither Buyer nor Parent shall have any responsibility or obligation with respect to, the Excluded Assets.

2.7	Closing. The Closing shall take place at the offices of Buyer, located at 1341 W. Mockingbird Lane, Suite 1200W, Dallas, Texas 75247 on December 31, 2003, or at such other time and/or place as shall be mutually agreed upon by the parties.

(i)

2.8	Further Documents and Statements. Each of the Selling Parties hereby agrees to execute and deliver, without further consideration, such documents and instruments in addition to those provided for herein as may be reasonably requested by Buyer to effectuate the provisions hereof, whether at or after the Closing, including but not limited to such confirmatory conveyances and assignments as may be reasonably requested.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE SELLING
PARTIES

Each of the Selling Parties (except that, with respect to Section 3.1, each of the Shareholders) represents and warrants to Buyer and Parent as follows:

3.1	Stock Ownership. Such Shareholder is, and at the Closing will be, the lawful owner of record and beneficially of the number of shares of Purchased Shares set forth opposite such Shareholder’s name on Schedule I hereto, free and clear of all Encumbrances of every kind, and such Shareholder has full legal power and capacity and all authorization required by law to transfer and deliver such shares of Purchased Shares owned by such Shareholder in accordance with this Agreement. At the Closing, such Shareholder shall validly convey and transfer to Buyer such shares of Purchased Shares owned by such Shareholder, free and clear of all Encumbrances. Such Shareholder does not and, at the Closing, will not, own any capital stock of the Company except as set forth above. None of the Purchased Shares owned by such Shareholder is, or at the Closing will be, subject to restrictions on the transfer thereof, except for restrictions imposed by applicable Federal and state securities laws. Such Shareholder is not, and, at the Closing will not be, a party to or bound by any contract or agreement, whether written or otherwise, which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of the Company whether or not presently issued and outstanding.

3.2	Legal Capacity; Binding Obligation; No Conflict.

(a)	Such Selling Party has full power and legal authority and full legal capacity to execute and deliver this Agreement and the Related Agreements and to consummate and perform the Contemplated Transactions to be performed by such Selling Party. This Agreement and the Related Agreements have been duly executed and delivered by such Selling Party and constitute the legal, valid and binding obligations of such Selling Party, enforceable against such Selling Party in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors’ rights generally.

(b)	Except for the requirements of the HSR Act and as set forth on Schedule 3.2 hereto, no permit, authorization, consent or approval of, or filing with or notification to, any governmental, regulatory or administrative body or any other third party is required in connection with the execution and delivery of this Agreement and the Related Agreements by such Selling Party. No representation or warranty by such Selling Party in this Agreement or any Related Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein not misleading.

(c)	Such Selling Party is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and Treasury Regulation Section 1.1445-2(b)(2)(i). There is no pending action or proceeding that has been commenced against such Selling Party that may have the effect of preventing, delaying or making illegal the Contemplated Transactions and, to the Knowledge of such Selling Party, no such action or Proceeding has been threatened. Except as set forth on Schedule 3.2 hereto, neither the execution and delivery of this Agreement or the Related Agreements by such Selling Party nor the consummation by such Selling Party of the Contemplated Transactions will conflict with, violate, or result in a breach of, default under or the creation of any Encumbrance pursuant to, any agreement to which such Selling Party or the Company is a party or by which he, she or it is bound or any law, order, judgment or decree or any provision of any organizational or operating document or by-laws to which such Selling Party or the Company is bound.

3.3	Solvency. After giving effect to the consummation of the Contemplated Transactions, such Selling Party is solvent. For purposes of this Section 3.3, “solvent” means that the sum of the value of the Person’s assets, at both fair value or fair saleable value, exceeds its indebtedness and other probable liabilities (including contingent liabilities); “fair value” means the value which would be realized in an exchange or series of exchanges between a willing buyer and a willing seller, within a commercially reasonable period of time, neither being under compulsion, each having reasonable knowledge of all relevant facts; and “fair saleable value” means the value which would be realized from an interested purchaser aware of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six (6) months to one (1) year. In consummating the Contemplated Transactions, such Selling Party does not intend to make any transfer or incur any obligations with the intent to disturb, delay, hinder or defraud either present or future creditors. Upon the consummation of the Contemplated Transactions, such Selling Party will have sufficient capital with which to conduct its present or proposed affairs, and such Selling Party will not engage in any business or transaction for which he, she or it has unreasonably small capital.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLING
PARTIES AND THE COMPANY

Each of the Selling Parties and the Company represents and warrants to Buyer and Parent as follows:

4.1	Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Complete and accurate copies of (i) the Articles of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of the State of California, and (ii) the By-Laws of the Company and all amendments thereto, certified by the Company’s Secretary, have been delivered to Buyer. The Company has full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of properties owned or leased by it or the nature of its business requires such qualification, which jurisdictions are set forth on Schedule 4.1, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

4.2	Due Authorization; Binding Obligation.

(a)	The Company has all requisite corporate power and authority to enter into and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary corporate action.

(b)	This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by the Company and constitute the Company’s legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors’ rights generally.

4.3	Equity Owned by the Company. The Company, directly or indirectly, owns no equity interest in any corporation and has no interest in any partnership, limited liability company, joint venture or other legal entity.

4.4	Governmental Approvals and Notices. Except for the requirements of the HSR Act and as set forth on Schedule 4.4 or 4.5, the execution, delivery and performance of this Agreement and the Related Agreements by the Company and consummation of the Contemplated Transactions are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency or other third party.

4.5	Approvals and Notices Required; Conflict with Other Instruments. Except as described on Schedule 4.5, the execution, delivery and performance of this Agreement and the Related Agreements by the Company and consummation of the Contemplated Transactions will not (a) violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company under, its Articles of Incorporation or Bylaws or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, statute, order, judgment or decree, to which the Company is a party or by which it or the Company’s assets is subject or bound or (b) result in the creation of any Encumbrance upon any of the Company’s assets or the Purchased Shares.

4.6	Financial Condition.

(a)	The Financial Statements, correct and complete copies of which are attached hereto as Schedule 4.6(a), were prepared on a tax basis applied on a consistent basis, except as may be indicated in the notes thereto, and present fairly the financial position, results of operations, retained earnings and cash flows of the Company as of and for the respective periods covered thereby.

(b)	Within twenty-five (25) days following the end of each month subsequent to the date hereof and prior to the Closing Date, the Selling Parties shall deliver to Buyer correct and complete copies of the unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, retained earnings and cash flows for each month then ended.

(c)	Prior to the date hereof, the Selling Parties have delivered to Buyer the unaudited balance sheet of the Company and related statements of earnings, retained earnings and cash flows at and for the fiscal period beginning on April 26, 2003 and ending on the Cut-Off Date.

(d)	The unaudited Financial Statements furnished to Buyer after the date hereof pursuant to Sections 4.6(b) and 4.6(c) will be (i) prepared on a tax basis consistent with that used in the preparation of the Financial

Statements set forth in Schedule 4.6(a) except for the lack of footnotes and other presentation items, and (ii) subject to the foregoing, will present fairly the financial condition, results of operations and cash flows of the Company as of and for the respective periods then ended.

(e)	All Inventory of the Company as set forth in the Financial Statements consisted of, and all such Inventory as of the Closing Date will consist of, raw materials, supplies, work-in-process, goods in transit and finished goods of a quality and quantity usable or salable in the ordinary course of business of the Company. Except as set forth on Schedule 4.6(e), the value at which inventories were reflected in the Financial Statements was the lower of cost or market value adjusted to conform to LIFO inventory valuation principles, all in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

(f)	All Accounts Receivable of the Company as set forth in the Financial Statements are, and all such Accounts Receivable which arise between the date hereof and the Closing Date will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of business consistent with past practice and are collectible in the ordinary course of business, subject to no defenses, counterclaims or set-offs (other than in the ordinary course), but subject to allowances and accruals for bad debt as reflected in the Financial Statements. Such allowances and accruals have been applied on a basis consistent with that of the preceding fiscal year.

(g)	The Company does not have any indebtedness or capitalized lease obligations other than as described on Schedule 4.6(g).

4.7	Absence of Certain Changes. Except as set forth on Schedule 4.7 or as reflected in the Financial Statements as of and for the fiscal year ended April 25, 2003, since April 26, 2003, the Company (or any Selling Party on behalf of the Company) has conducted the Business only in the ordinary course consistent with past practice, without extraordinary or unusual transactions, and has not:

(a)	mortgaged, pledged or subjected to any lien, charge or other encumbrance, any portion of its assets;

(b)	suffered any change, event or condition that individually or in the aggregate has had (or could reasonably be expected to have) a Material Adverse Effect;

(c)	sold, assigned or transferred any Intellectual Property Rights;

(d)	suffered any damage, destruction or loss (whether or not covered by insurance) which, in the aggregate, exceed $100,000;

(e)	issued, sold or transferred any capital stock of the Company or other equity securities, securities convertible into capital stock of the Company or other equity securities or warrants, options or other rights to acquire capital stock of the Company or other equity securities, or any bond or debt securities of the Company;

(f)	made any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of the Company, or any redemption, purchase or other acquisition of any capital stock of the Company;

(g)	increased or changed the terms of the compensation or benefits payable or to become payable to any of its officers, directors, employees or agents, except increases in the ordinary course of business;

(h)	except for purchase orders or sales contracts issued or entered into in the ordinary course of business, borrowed any amount or incurred any obligations or liabilities of any kind, absolute, contingent or otherwise, whether due or to become due, which, in the aggregate, exceed $100,000 in value;

(i)	made any unfunded or committed to make any unfunded capital expenditures in excess of $100,000;

(j)	made any change in the terms of any bonus, insurance, pension or other benefit plan for or with any of its officers, directors, employees or agents which increases amounts paid, payable or to become payable thereunder, other than in the ordinary course of business;

(k)	entered into any employment or collective bargaining agreement with any individual, representative, labor organization and/or union;

(l)	received any written complaints or concerns which relate to its labor relations;

(m)	disposed of any assets, other than the disposal of inventory in the ordinary course of business, which, in the aggregate, exceed $100,000 in value;

(n)	written down, written off, compromised or taken any steps to accelerate collection of, any of its accounts receivable, except for such items consistent with past practice and which do not, individually or in the aggregate, exceed $50,000;

(o)	except for purchase orders and sales contracts issued or entered into in the ordinary course of business, entered into any contracts, leases or license agreements which, in the aggregate, exceed $100,000 in value;

(p)	engaged in, or agreed to engage in, any transaction with any Affiliate;

(q)	made any change in its accounting procedures or practices;

(r)	made any changes from its past practice with respect to its credit criteria or failed to make any appropriate changes to its allowance for doubtful accounts in the event its credit criteria was reasonably changed;

(s)	engaged in, or agreed to engage in, any other transactions, except in the ordinary course of business, which, in the aggregate, exceed $100,000 in value;

(t)	deferred payment of, or except in the ordinary course of business, compromised or adjusted any account payable or other liability or obligation; or

(u)	since January 1, 2003, caused any “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act.

4.8	Title. Except as set forth on Schedule 4.8, the Company has, and as of the Closing Date will have, good and marketable title to its assets, including without limitation the Fixed Assets, free and clear of all Encumbrances.

4.9	Outstanding Capital Stock. The Company is authorized to issue 2,000 shares of common stock, par value $10.00 per share, of which only the Purchased Shares are issued and outstanding. None of the Purchased Shares is, or at the Closing will be, subject to restrictions on the transfer thereof, except for restrictions imposed by applicable Federal and state securities laws. The Purchased Shares were duly authorized and validly issued and are fully paid, nonassessable and free of all preemptive and other rights. None of the Purchased Shares was issued in violation of any preemptive or other right. The Company is not, and at the Closing will not be, a party to or otherwise bound by any contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of the Company whether or not presently issued and outstanding.

4.10	Outstanding Options or Other Rights. There is no outstanding right, subscription, warrant, call, option, or other agreement of any kind to issue, purchase or otherwise to receive from the Company or any Selling Party any of the outstanding, the authorized but unissued, the unauthorized or the treasury shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible or exchangeable into capital stock of the Company.

4.11	Business of the Company. The Company owns, and will own as of the Closing Date, all assets necessary, and does not need to rely on any asset or service of any other Person, to conduct its Business in the manner such Business was conducted prior to the date hereof.

4.12	Fixed Assets. The Fixed Assets are, and as of the Closing Date will be, in good operating condition and repair and capable of continued operation in accordance with applicable permits, ordinary wear and tear excepted, subject to routine maintenance and repair in accordance with past practice. The capital expenditures shown on the Financial Statements have been spent in respect of the Fixed Assets.

4.13	Books and Records. The Books and Records have been maintained in the ordinary course of business and reflect bona fide transactions.

4.14	Real Estate. Schedule 4.14 hereto sets forth a true, correct and complete list of all real property used by the Company in the operation of its Business. Except as set forth on Schedule 4.14:

(a)	the Company or an Affiliate of the Company has good and marketable title to the Real Estate (other than the Leased Real Estate), free and clear of any Encumbrance, except for installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character that do not, individually or in the aggregate, affect materially and adversely the current use, occupancy, value or marketability of title of the Real Estate.

(b)	There are no pending or, to the Knowledge of any of the Selling Parties or the Company, threatened condemnation or eminent domain proceedings, lawsuits or administrative actions relating to the Real Estate or other matters affecting materially and adversely the current use, occupancy or value thereof, or, to the Knowledge of any of the Selling Parties or the Company, any basis therefor.

(c)	The buildings and improvements are located within the boundary lines of the Real Estate, are not in violation of applicable setback requirements, zoning laws, and ordinances and do not encroach on any easement.

(d)	All plants, facilities and structures used in the operation of the Business of the Company are suitable for the purposes used, are adequate and sufficient for all current operations of its Business and, subject to ordinary wear and tear, are in good operating condition and repair.

(e)	There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties other than the Company the right of use or occupancy of any portion of the Real Estate.

(f)	There are no outstanding options or rights of first refusal to purchase the Real Estate or any portion thereof or interest therein.

(g)	There are no parties other than the Company in possession of the Real Estate.

(h)	Ingress and egress to and from the property on which the Real Estate is located is provided over and across publicly dedicated paved streets, which are maintained by the local municipality and, to the Knowledge of any of the Selling Parties and the Company, there are no proposals to change such access roads adjoining or abutting the Real Estate or to change the grade of such access roads.

(i)	The Real Estate is serviced by adequate water, sewer and utility service in connection with the current and anticipated use thereof.

(j)	The Real Estate and the improvements erected thereon are currently located in an area whose zoning classification permits the development, use and operation of the Real Estate as currently used without special exception or permit, and neither the Selling Parties nor the Company has received any notice of any proceeding to change adversely or down-zone the existing zoning classification as to any portion of the Real Estate.

(k)	The Selling Parties have delivered to Buyer copies of all certificates of occupancy with respect to the Real Estate.

(l)	The improvements to the Real Estate have been constructed in accordance with, and comply with, all requirements of all applicable laws, ordinances, regulations and orders, including without limitation applicable zoning, building and fire safety codes and all restrictive covenants, if any, and other easements, encumbrances or agreements affecting title to the Real

Estate, and no written outstanding notices of violation of any law, regulation, ordinance, order or requirement has been received by the Selling Parties or the Company or their respective Affiliates. No portion of the Real Estate is a designated historic property or subject to any laws, ordinances, regulations or orders which, in the event of total or partial casualty, would prevent the reconstruction of the improvements to the Real Estate or the restoration of the current use of such improvements at the time of such casualty as a matter of right without special exception or permit.

(m)	All of the facilities set forth on Schedule 4.14 had, and have, all permits or other authorizations required for their construction and operation, and are equipped in conformity with all laws and governmental regulations and authorizations applicable to the Company and to its Business, and all such permits are validly issued, in good standing and in full force and effect, and, except as set forth on Schedule 4.22, all such permits will transfer to Buyer as part of the Contemplated Transactions with no further authorization or consent.

4.15	Leases and Facilities. Schedule 4.15 hereto sets forth a true, correct and complete list of all real property leased by the Company (or otherwise used by the Company but not owned by the Company or an Affiliate), together with a list of each lease, sublease, license or any other instrument under which the Company claims or holds a leasehold or other interest or right to the use thereof, and with respect to the leases, subleases, licenses and other instruments on Schedule 4.15, identifying which of those leases, subleases, licenses or other instruments, if any, contain a right of termination for any lessors, guarantors or any other third parties upon a change of control, and identifying in each instance the party which is granted such right thereto, the location of the premises, the date and term of the agreement, the amount of the monthly rent and any additional material terms thereof. Such leases, subleases, licenses and other agreements are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and there is no default or event which with the giving of notice or passage of time, or both, would result in a default under such agreement. Prior to the date hereof, the Selling Parties have delivered to Buyer true, correct and complete copies of all of the leases, subleases, licenses and other instruments set forth on Schedule 4.15 and any related agreements. The Selling Parties and/or the Company has paid in full or accrued all amounts due, and has satisfied in full or accrued all liabilities due and payable under such leases, subleases, licenses and other agreements. Neither any Selling Party nor the Company is, and as of the Closing Date none will be, in default under any of such leases, subleases, licenses or other agreements, nor to the Knowledge of any of the Selling Parties or the Company, is any other party in default thereunder, and no facts or circumstances have occurred which, with the giving of notice or the passage of time or both, would constitute a default under any of such leases, subleases, licenses or other agreements.

4.16	Tax Matters.

(a)	The Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it with all governmental entities, including, without limitation, all Tax Returns due on a quarterly basis, and all such Tax Returns which have been filed are accurate and complete in all material respects and were prepared in accordance with applicable law. Except as set forth on Schedule 4.16(a), no extension of time within which to file any Tax Return which has not been filed has been requested by the Company or by any Selling Party on behalf of the Company.

(b)	The Company has timely paid (or there has been timely paid on its behalf) all Taxes due and payable or required to be paid, withheld, or deducted, or for which the Company is liable, whether or not such Taxes are shown (or required to be shown) to be due on a Tax Return, including, without limitation, all quarterly or estimated payments and deposits. The Financial Statements reflect an adequate accrual or reserve (without regard to deferred Tax assets and liabilities) for all Taxes not yet due and payable.

(c)	The Selling Parties have delivered to, or made available for inspection by, Buyer true, correct and complete copies of all Tax Returns, audit and examination reports, and statements of deficiencies filed by, assessed against or agreed to by the Company for all periods and will deliver to, or make available for inspection by (including providing notice to Buyer of any Selling Party’s or the Company’s receipt thereof), Buyer any such documents received on or before the Closing Date immediately upon receipt thereof. Except as set forth on Schedule 4.16(c), neither any Selling Party nor the Company has received written notice of any deficiencies for any Taxes asserted or assessed against the Company that remain unpaid. Except as set forth on Schedule 4.16(c), neither any Selling Party nor the Company has received any written notice that the Tax Returns of the Company are currently being or may be audited or examined by the Internal Revenue Service or any other state, local or foreign governmental authority. Except as set forth on Schedule 4.16(c), no examinations, actions, suits or proceedings with respect to Taxes are pending or threatened against the Company. Neither the Company nor any Selling Party on the Company’s behalf has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)	Neither the Company nor any Selling Party on the Company’s behalf has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise and neither any Selling Party nor the Company has proposed such adjustment or received written notice that the Internal Revenue Service or another taxing authority has proposed such adjustment. Neither any Selling Party nor the Company has received written notice of a claim made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in such jurisdiction. Except as set forth on Schedule 4.16(d), the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a)(1) of the Code (or affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes), nor has the Company elected or been required to join in any consolidated, combined, unitary or similar group with respect to Federal, state, local or foreign Tax filings. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible by reason of Section 162(m) or 280G of the Code. There are no Tax rulings, requests for rulings or closing agreements with any Tax authority with respect to the Company. The Company has no deferred income reportable for a current tax period (or portion thereof) or a period (or portion thereof) beginning after the Cut-Off Date but that is attributable to a transaction (e.g., an installment sale) occurring in a period (or portion thereof) ending on or prior to the Cut-Off Date. Except as shown on Schedule 4.16(d), none of the presently outstanding debt of the Company is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein which would reasonably be expected to result in any “substantial understatement of federal income tax” within the meaning of Section 6662 of the Code.

(e)	The Company (i) is not, and has never been, a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement), (ii) does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes, or (iii) is not a party to any joint venture, partnership, contract or other arrangement which is treated (or could be treated) as a partnership for U.S. federal income Tax purposes. The capital stock of the Company does not constitute, and has not at any time since October 25, 1998 constituted, a U.S. real property interest and the Company is not, and has not been since October 25, 1998, a U.S. real property holding corporation within the meaning of Section 897 of the Code. Schedule 4.16(e) sets forth a list of all states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns, including, without limitation, sales tax returns. There are no liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company. No power of attorney with respect to any matter relating to Taxes of the Company will be in effect after the Closing Date. Except as set forth on Schedule 4.16(e), none of the assets of the Company is or could be treated as (i) an equity interest in a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), (ii) an interest in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes), or (iii) any interest in an entity (e.g., a corporation or a trust) for U.S. federal income tax purposes. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since December 1, 1998. The stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since December 1, 1998. There are no outstanding options, warrants, securities convertible into stock, or other contractual obligations that might be treated for U.S. federal income tax purposes as stock or another equity interest in the Company. Except as set forth on Schedule 4.16(e), since January 1, 2002, the Company has not (A) changed any practice with respect to Taxes, (B) made, changed or revoked any Tax election or (C) settled or compromised any Tax liability. There are no (without regard to the Contemplated Transactions), and have not been any, limitations on the ability of the Company to use any net operating loss carryovers that were claimed on any Tax Returns or claim otherwise deductible amounts (including, without limitation, under Sections 382, 383 and 384 or other applicable provisions of the Code or the Treasury regulations thereunder).

4.17	Employment Agreements; Employee Handbooks. Except as set forth on Schedule 4.17, the Company and its Affiliates have no written or oral employment, consulting or similar agreements or commitments. The Selling Parties have delivered to Buyer true and complete copies of the employee handbook applicable to employees of the Company and its Affiliates.

4.18	Employment Matters. There are no collective bargaining agreements covering any employees of the Company or any Affiliate, nor does the Company or any Affiliate have a duty to bargain with any labor organization. Except as set forth on Schedule 4.18, there are no controversies pending, or to the Knowledge of any of the Selling Parties or the Company and its Affiliates, threatened against the Company involving its employees, former employees, job applicants, or any association or group of such persons, and the Company and its Affiliates have not acted, or failed to act, in a manner that would provide a reasonable basis for such a controversy. The Company has complied with all laws applicable to it relating to immigration, employment discrimination, employment, including, without limitation, any provisions relating to wages, hours, collective bargaining and the payment of social security and similar taxes, except for failures to so comply that would not, individually or in the aggregate, result in an economic cost of $100,000 or more. To the Knowledge of any of the Selling Parties and the Company, except as set forth on Schedule 4.18, there are no activities or proceedings of any labor union (or representatives thereof) to organize any employees of the Company or its Affiliates. The Company and its Affiliates have not experienced or, to the Knowledge of any of the Selling Parties or the Company, been threatened with any work stoppage. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company or its Affiliates.

4.19	Employee Benefit Plans.

(a)	Except as listed and described on Schedule 4.19, with respect to employees of the Company or any trade or business required to be aggregated with it under subsections (b), (c) or (m) of Section 414 of the Code (“ERISA Affiliates”), neither the Company nor any ERISA Affiliate maintains or is obligated to contribute to (i) any “employee pension benefit plans” (the “Pension Plans”), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any “employee welfare benefit plans” (the “Welfare Plans”), as such term is defined in Section 3(1) of ERISA or (iii) any other bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, educational assistance, vacation, sick pay, holiday pay or profit-sharing plan, program, agreement or arrangement (other than arrangements involving the payment of regular wages) for the benefit of any current or former employee, director or independent contractor of the Company or any ERISA Affiliate (the “Non-ERISA Plans”). The Pension Plans, the Welfare Plans and the Non-ERISA Plans are collectively referred to as the “Plans.” Each of the Pension Plans on Schedule 4.19 that are intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and that the related trusts are exempt from tax under Section 501(a) of the Code, and neither any Selling Party nor the Company is aware of any fact or circumstance that would jeopardize the qualification of such Pension Plans. Each Plan may be amended or terminated at any time by action of the Company’s or any ERISA Affiliate’s Board of Directors, as the case may be, or a committee of such Board of Directors, or a duly authorized officer, in each case subject to the terms of the Plan and in compliance with applicable laws and regulations. Any previously terminated Plan that was intended to be qualified under Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor. Except for amendments with respect to which the remedial amendment period under Section 401(b) of the Code has not expired, the Plans comply in form and in operation with the requirements of the Code, ERISA and any other applicable laws, except for failures to so comply that would not, individually or in the aggregate, result in an economic cost of $100,000 or more. The Company does not have any formal plan or commitment to create any additional Plan or modify or change any existing Plan that would result in a material increase in the cost of such Plan to the Company. None of the Pension Plans is subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, nor has the Company or any ERISA Affiliate maintained or contributed to any such Plan. None of the Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA, nor has the Company or any ERISA Affiliate been required to contribute to or had any obligation with respect to any such Plan within the five-year period ending on the Closing Date. Except for any Pension Plan, none of the benefits under any of the Plans is funded through a trust.

(b)	With respect to each of the Plans, (i) the cost of any benefit arising or related to any period prior to the Closing Date has been, or will be as of the Closing Date, paid or properly accrued by the Company on the Books and Records, (ii) there are no actions, suits or claims pending or, to the Knowledge of any of the Selling Parties or the Company, threatened, other than routine claims for benefits, and (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that could result in liabilities in excess of $100,000 to the Company.

(c)	Except as set forth on Schedule 4.19, with respect to each Plan, the Selling Parties have furnished or made available to Buyer true, accurate and complete copies of (i) the most recent determination letter received from the IRS regarding any Plan; (ii) the three most recent Forms 5500 and financial statements for the Plans; (iii) a copy of each Plan (including all amendments thereto); (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan; (v) if the Plan is funded through a trust or any third party funding vehicle, such as an insurance contract, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to the Plans with respect to which the Company may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vii) a copy of all material documents and correspondence relating to the Plans received from or provided to the Department of Labor or the IRS during the past three (3) years and any applicable tax determination letters. Neither the Company nor any of the Selling Parties has received any notice or other communication from the Department of Labor or any other governmental authority relating to any deficiencies in the operation of any Plan, including, without limitation, the Company’s failure to make any required governmental filing (including on Form 5500), or any deficiency in any such filing, with respect to any Plan.

(d)	Neither the Company nor, to the Knowledge of any of the Selling Parties or the Company, any of its respective directors, officers, employees or any “fiduciary,” as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans that could subject Buyer or the Company to liabilities in excess of $100,000.

(e)	Except as set forth on Schedule 4.19, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the Contemplated Transactions.

(f)	The Company has properly classified individuals providing services to the Company as employees or non-employees, except to the extent that misclassifications would not reasonably be expected to result in liabilities to the Company or Buyer in excess of $100,000. Schedule 4.19 lists all persons who have provided services to the Company for more than 500 hours in any 12-month period during the three-year period ending on the Closing Date in any capacity other than as a common-law employee.

(g)	Except as described on Schedule 4.19, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees upon retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under a Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Books and Records of the Company, or (iv) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). The list of Plans on Schedule 4.19 discloses whether each Welfare Plan is insured. No Plan is subject to laws of a country or jurisdiction other than the United States.

4.20	Non-Competition Agreements. Except as set forth on Schedule 4.20, the Company is not a party to any agreement or other commitment imposing any restriction on the manner or in the geographic location in which it conducts or may conduct its Business or uses or may use its properties or assets in competition with any third party.

4.21	Bank Accounts and Directors and Officers. Schedule 4.21 contains a true and complete list of the name and location of each bank in which the Company has an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom. Schedule 4.21 also sets forth the names of all directors and officers of the Company.

4.22	Licenses and Permits. The Company has all necessary licenses, permits, consents, authorizations and approvals from all appropriate governmental or quasi-governmental authorities required for the operation of the Business of the Company and the use and operation of the Real Estate and all such licenses, permits, consents, authorizations and approvals are listed on Schedule 4.22 (the “Permits”). The Permits are validly issued, in good standing and in full force and effect. Except as set forth on Schedule 4.22, all such Permits will transfer to Buyer as part of the Contemplated Transactions with no further authorization or consent.

4.23	Legal Proceedings. Except as set forth on Schedule 4.23, (a) there is no litigation, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of any of the Selling Parties or the Company, threatened against the Company, the assets of the Company (including, without limitation, the Fixed Assets), the Purchased Shares or the Contemplated Transactions, and, to the Knowledge of any of the Selling Parties and the Company, there is no basis for any such action; (b) there are no actions pending or, to the Knowledge of any of the Selling Parties or the Company, threatened by any governmental or quasi-governmental agency with respect to compliance by the Company with applicable laws, ordinances or regulations and, to the Knowledge of any of the Selling Parties or the Company, there is no basis for any such action; and (c) there is no outstanding execution, order, writ, injunction, judgment or decree of any court, government or governmental agency against the Company, the assets of the Company (including, without limitation, the Fixed Assets) or the Purchased Shares or to which the Company, the assets of the Company (including, without limitation, the Fixed Assets) or the Purchased Shares are subject.

4.24	Utilities. Except as set forth on Schedule 4.24, the Company has available sufficient power, fuel oil, natural gas and water supplies and adequate sewage, waste disposal and air emission systems for the operation of its respective business and, to the Knowledge of any of the Selling Parties or the Company, all such supplies and systems have been and are in full compliance with all federal, state and local environmental and other regulatory laws and regulations. To the Knowledge of any of the Selling Parties or the Company, the supplies and systems, including utility services, referred to in this Section 4.24 will be available to Buyer subsequent to the Closing.

4.25	Compliance With Laws. Except as set forth on Schedule 4.25, the Company, and its properties and operations, are and have since inception been in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or quasi-governmental body, court or arbitrator, except failures to so comply that would not, individually or in the aggregate, result in an economic cost of $100,000 or more.

4.26	Environmental Matters. Except as set forth on Schedule 4.26:

(a)	The Company is not and has not been in violation of or delinquent under, nor has the Company or any Selling Party received any notice of any violation of or delinquency by the Company with respect to any applicable Environmental and Safety Laws. There are no circumstances or conditions existing at any owned or leased real property used by the Company that could reasonably be expected to prevent or interfere with such compliance in the future. Except as set forth on Schedule 4.26, the Company has obtained all permits, authorizations or approvals required under applicable Environmental and Safety Laws (collectively, “Safety and Environmental Permits”), and all such Safety and Environmental Permits are valid and in good standing and transferable to Buyer as part of the Contemplated Transactions without consent of or notice to the governmental authority issuing the permit, authorization or approval.

(b)	There is no Environmental or Safety Claim pending or, to the Knowledge of any of the Selling Parties or the Company, threatened against the Company or relating to the assets of the Company or the Purchased Shares, or any owned or leased real property used by the Company.

(c)	There are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material at any location, that could reasonably be expected to form the basis of any Environmental or Safety Claim against the Company, or relating to the assets of the Company or the Purchased Shares, or any owned or leased real property used, or previously owned, operated or used, by the Company.

(d)	The Company has not and, to the Knowledge of any of the Selling Parties or the Company, no other Person has caused a Release of any Hazardous Material at, on, under, from or otherwise affecting the soil, surface water or groundwater at any owned or leased real property used, or previously owned, operated or used, by the Company.

(e)	There are no underground or above ground storage tanks located at any leased or owned real property used, or previously owned, operated or used, by the Company, and neither the Company nor any of its Affiliates has installed, owned or operated any underground or above ground storage tanks at any such properties.

(f)	There are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the Release, transportation, treatment, storage, recycling or reclamation of any Hazardous Material, and or otherwise relating to any violation or alleged violation of law, that could reasonably be expected to form the basis for any Environmental or Safety Claim relating to any former properties, assets, operations or businesses, owned, operated or conducted by the Company or any of its predecessors.

(g)	The Selling Parties have provided Buyer with copies of all surveys, reports, assessments, audits, evaluations, sampling results, or other documents relating to compliance with or violation or suspected violation of Environmental and Safety Laws, or to the handling, storage, transportation or Release of any Hazardous Material, prepared by, for or at the request of the Company or in their possession and relating to the assets of the Company or the Purchased Shares, or to any former properties, assets, operations or businesses of the Company or any of its predecessors, or in the possession of any Affiliate of the Company and relating to the Company or any owned or leased real property used or previously used by the Company.

4.27	Material Agreements. Except for purchase orders and sales contracts issued or executed in the ordinary course of business, the agreements listed on Schedule 4.27 (the “Material Agreements”) are all of the contracts and agreements that (i) are material to the Business of the Company, (ii) involve performance of services or the delivery of goods or materials of an amount or value in excess of $100,000, (iii) involve expenditures or receipts in excess of $100,000, (iv) relate to the borrowing of money or capital expenditures, or relate to mortgaging, pledging or otherwise placing a lien on any portion of the Company’s assets, (v) provide a guaranty of any obligation for borrowed money or other guaranty; (vi) relate to any lease or agreement under which the Company is a lessee or lessor of, or holds or operates, or permits any third party to hold or operate, any personal or real property for which the annual rental exceeds $100,000; (vii) restrict a third party from competing with the Company; (viii) relate to the acquisition by the Company of the capital stock of any third party entity or granting the Company an option to purchase any asset, tangible or intangible, or real or personal property of any third party entity; (ix) relate to any representative or sales agency contracts or commitments to which the Company is a party; or (x) include any Affiliate as a party. The Selling Parties have delivered to Buyer true and complete copies of the Material Agreements (and all amendments, waivers and other modifications thereto). All of the Material Agreements are valid, in full force and effect, binding upon the Company and, to the Knowledge of any of the Selling Parties and the Company, binding upon the other parties thereto in accordance with their respective terms and the Company is not in default under any of them nor, to the Knowledge of any of the Selling Parties or the Company, is any other party thereto in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

4.28	Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.28 hereto, there are no liabilities or obligations of the Company, either accrued, absolute, contingent or otherwise, including, but not limited to, any liabilities for Taxes due or to become due, except:

(a)	to the extent reflected in the April 25, 2003 balance sheet included as part of Schedule 4.6(a) and not heretofore paid or discharged,

(b)	those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since April 25, 2003, and

(c)	liabilities or obligations not required by GAAP to be reflected in the Financial Statements and of which neither any of the Selling Parties nor the Company has any Knowledge; provided, however, that the Financial Statements shall reflect an adequate accrual or reserve for all Taxes not yet due and payable (without regard to deferred Tax assets and liabilities).

4.29	Disclosure. Neither (i) this Agreement, (ii) any document or certificate furnished or to be furnished to Buyer in connection with the Closing, (iii) any document specifically referenced in this Agreement, (iv) any of the Books and Records (other than financial projections and other than financial information to the extent it has been updated by more recent financial information), nor (v) any statement made in any Schedule to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Selling Parties have made available for inspection by Buyer and its representatives complete and correct copies of the corporate minute books of the Company. Such minute books contain the minutes of all meetings of the shareholders, the Board of Directors and any committees thereof of the Company that have been held since January 1, 1988, except that certain matters have been approved or adopted informally or without minutes. No matter or transaction material to the Company or the Contemplated Transactions that has not been described or disclosed to Buyer in the Disclosure Schedules has been approved or adopted informally and without written minutes.

4.30	Intellectual Property Rights.

(a)	“Intellectual Property Rights” shall mean all patents and patent applications, trademarks, service marks, logos, trade names, slogans, trade dress rights (whether registered or unregistered) and applications for registration and registrations therefore; Internet domain names and 1-800 and 1-888 telephone numbers; all permits, grants, franchises and licenses to or from the Company; all copyrights, including rights in advertising and promotional material (whether registered or unregistered) and applications for registration and registrations therefor; and all Confidential Information (as hereinafter defined, used or developed by the Company, or in which the Company has an interest, used in connection with the Business of the Company, including but not limited to those Intellectual Property Rights set forth on Schedule 4.30. Schedule 4.30 sets forth all of the Intellectual

Property Rights that are material to the Company, including all of the Company’s registered patents, trademarks, service marks, trade names, copyrights and all pending applications therefore. No other patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual property right or license under any such patent, trademark, service mark, trade name, copyright, confidential information or any other intellectual or intangible property is necessary to permit the Company’s Business to be conducted as now conducted or as heretofore or proposed to be conducted. Except as set forth on Schedule 4.30, the Company owns exclusively and/or has the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.30, the Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright, confidential information or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with the ownership of its assets, the conduct of its business or otherwise. The Company has not licensed or transferred any of the Intellectual Property Rights to any third party. Except as described on Schedule 4.30, to the Knowledge of any of the Selling Parties or the Company, the Company is not in violation or infringement of, and has not violated or infringed, any proprietary or intellectual property rights of any third party. Neither the Company nor any Selling Party has received any demand, claim, notice or inquiry from any third party with respect to any of the Intellectual Property Rights which challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in, any such Intellectual Property Rights, and neither any of the Selling Parties nor the Company has Knowledge of any basis for any such challenge. To the Knowledge of any of the Selling Parties and the Company, none of the Intellectual Property Rights is being infringed or potentially infringed.

(b)	The Company has the unrestricted right to use all Confidential Information required for or incident to the development, manufacture, operation, advertisement, promotion, distribution and sale of all products sold and services offered, or proposed to be sold or offered, by the Company free and clear of all Encumbrances, including, without limitation, of any former employer of any of the Company’s employees. “Confidential Information” shall mean all confidential information, know-how, inventions, designs, customer lists, processes, computer programs (including source code) and technical data and information.

4.31	Insurance. The Company is insured under various policies of fire, liability and other forms of insurance, as set forth on Schedule 4.31 hereto, which policies are valid and enforceable in accordance with their terms and which provide adequate insurance for the Business of the Company and the assets of the Company, in accordance with industry standards. At no time was there a period in which the Company lacked such insurance coverage. The Company shall continue to carry all such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies on the date hereof are described on Schedule 4.31 hereto. There is no recorded liability for retrospective insurance premium adjustments for any period prior to the date hereof. Schedule 4.31 hereto sets forth a complete and accurate list of the following, each of which the Selling Parties have made available to Buyer for its review:

(a)	All comprehensive general liability and other policies of insurance under which the Company is or has been insured at any time within the ten (10) year period immediately preceding the date of this Agreement.

(b)	All property and casualty policies of insurance under which the Company is presently insured.

(c)	All obligations of the Company to provide insurance coverage to third parties (for example under leases or other contracts).

(d)	The expiration date of each insurance policy under which the Company is currently insured.

4.32	Affiliated Transactions. Except as set forth on Schedule 4.32, since January 1, 2001, no present or former officer, director, shareholder, employee or Affiliate of the Company or, to the Knowledge of any of the Selling Parties or the Company, no individual in such officer’s, director’s, shareholder’s, employee’s or Affiliate’s immediate family, is or was a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company. Except as set forth on Schedule 4.32, to the Knowledge of any of the Selling Parties and the Company, no employee of the Company or any individual in such employee’s immediate family is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company.

4.33	Brokerage Fees. Except as set forth on Schedule 4.33, no brokerage commissions, finders’ fees or similar compensation will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

4.34	Change of Control Provisions. Except as set forth on Schedule 4.34, neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the Contemplated Transactions will trigger (i) any obligation of the Company to any third party, including without limitation, the obligation to make payment to any third party pursuant to any contract or agreement to which the Company is a party or by which it or its assets are bound, or (ii) any termination or other rights under any of the Material Agreements.

4.35	Customers, Suppliers and Distributors. Except as set forth on Schedule 4.35, the Company maintains and has good relationships with its top twenty (20) customers, and its major suppliers of raw materials and distributors, and none of the Selling Parties nor the Company has Knowledge of any facts that would lead to a reasonable expectation of a material deterioration in any such relationship. The Company is not in breach of any representation, warranty, covenant, obligation or other provision of any outstanding agreement with any such customer, vendor, supplier or distributor, except for breaches which would not, individually or in the aggregate, result in an economic cost of $100,000 or more to the Company. Schedule 4.35 sets forth a list of the top twenty (20) customers and top twenty (20) distributors of the Company and a list of all suppliers of raw materials with annual sales to the Company of over $300,000.

4.36	No Other Representations and Warranties. Except as expressly set forth in Articles 3 and 4 of this Agreement, the Selling Parties and the Company make no other representations or warranties, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent represents and warrants to the Selling Parties as follows:

5.1	Organization and Good Standing. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2	Due Authorization; Binding Obligation.

(a)	Each of Buyer and Parent has all requisite corporate power and authority to enter into and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder and has duly authorized the execution, delivery and performance of this Agreement and the Related Agreements by all necessary corporate action.

(b)	This Agreement and the Related Agreements have been duly and validly authorized, executed and delivered by Buyer and Parent and constitute Buyer’s and Parent’s legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability is limited by (i) principles of equity that may restrict the availability of specific performance and other equitable remedies (whether such enforceability is considered in a proceeding in equity or at law) and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other laws applicable to creditors’ rights generally.

5.3	Governmental Approvals. Except for the requirements of the HSR Act, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Parent, and consummation of the Contemplated Transactions, are not subject to the jurisdiction, approval, notification of or consent of any governmental, regulatory or administrative agency.

5.4	Approvals and Notices Required; Conflict with Other Instruments. Except as described on Schedule 5.4, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and Parent and the consummation of the Contemplated Transactions will not violate (with or without the giving of notice or the lapse of time or both) or require any consent or approval, filing or notice under and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer or Parent under, Buyer’s or Parent’s Certificate of Incorporation or Bylaws or under any indenture, mortgage, deed of trust, lease, license agreement, contract, instrument or other agreement, or any law, order, judgment or decree to which Buyer or Parent is a party or by which Buyer or Parent is bound.

5.5	Litigation. There is no litigation, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Buyer or Parent, threatened against the Contemplated Transactions.

5.6	Investment Representation. Each of Buyer and Parent is purchasing the Purchased Shares for its own account for investment purposes and not with a view to or for the sale in connection with any public distribution of such securities, except in compliance with applicable federal or state securities laws; provided, that, Parent is directing the Shareholders to deliver Parent’s portion of the Purchased Shares to Buyer pursuant to Section 2.1 hereof.

5.7	Brokerage Fees. No brokerage commissions, finders’ fees or similar compensation arrangements will be payable to any party in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or Parent.

5.8	No Other Representations and Warranties. Except as expressly set forth in Article 5 of this Agreement, Buyer and Parent make no other representations or warranties, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 6. CONDITIONS TO BUYER’S AND PARENT’S PERFORMANCE

The obligations of Buyer and Parent under this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

6.1	Financing. Buyer and/or Parent shall have obtained the debt financing and/or equity financing necessary to consummate the Contemplated Transactions on terms satisfactory to Buyer and Parent, in their sole discretion, and Buyer and/or Parent shall be permitted to incur such financing under their respective existing financing arrangements.

6.2	Compliance by the Selling Parties and the Company. Each of the Selling Parties and the Company shall have complied with and performed all their respective agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date.

6.3	Representations and Warranties of the Selling Parties and the Company. The representations and warranties of each of the Selling Parties and the Company contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date.

6.4	Closing Certificates. The Principals shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2 and 6.3 have been fulfilled by each of the Selling Parties.

6.5	Consents, Permits, and Waivers. The Selling Parties shall have obtained all of the consents, permits and waivers set forth on Schedule 6.5 in form and substance reasonably satisfactory to Buyer.

6.6	Buyer’s and Parent’s Consents. The Buyer and/or Parent shall have obtained all of the consents and waivers set forth on Schedule 5.4.

6.7	Delivery of Articles of Incorporation, By-Laws and Other Documents. The Selling Parties shall have delivered to Buyer each of the following:

(a)	all minute books, stock books, ledgers and registers and corporate seals relating to the organization, ownership and maintenance of the Company;

(b)	a certificate of the Secretary of the Company relating to the incumbency and organizational proceedings in connection with the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions, and the absence of changes in the Company’s organizational documents (including articles or certificate of incorporation, by-laws, trust documents, etc.) together with copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions;

(c)	written resignations effective as of the Closing Date from each of the directors of the Company set forth on Schedule 4.21 hereto not less than five (5) days prior to the Closing Date;

(d)	(i) a copy of the Articles of Incorporation and all amendments thereto of the Company, certified by the Secretary of State of the State of California, as of a date not more than twenty (20) days prior to the Closing Date, (ii) copies, certified by the Principals, as of the Closing Date, of the By-laws of the Company, (iii) Certificate of Existence or Good Standing from the Secretary of State of State of the State of California as of a date not more than ten (10) days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date, evidencing the Company’s good standing in such jurisdiction, and (iv) Certificates of Existence or Good Standing from the Secretary of State of each state wherein the Company is duly qualified, as of a date not more than ten (10) days prior to the Closing Date, accompanied by bring-down certificates dated as of the Closing Date, evidencing the Company’s existence or good standing therein.

6.8	Opinion of Counsel. Buyer shall have received the opinion dated as of the Closing Date of Higham, McConnell & Dunning LLP, counsel for the

Selling Parties, substantially in the form of Exhibit B hereto, as well as the written opinion (addressed jointly to Selling Parties’ counsel and to Buyer and Parent) dated as of the Closing Date of Brown & Streza LLP, counsel for the Foundation for Christian Stewardship Trust FBO Oddo Family Foundation.

6.9	No Litigation or Governmental Proceeding. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

6.10	No Material Adverse Effect. No event shall have occurred which has or can reasonably be expected to have a Material Adverse Effect.

6.11	HSR Act. The filing requirements of the HSR Act relating to the Contemplated Transactions shall have been complied with, neither the FTC nor the Antitrust Division shall have taken any action (including notifying the parties of any objection to the Contemplated Transactions) in response to such filings, and an HSR Event shall have occurred.

6.12	Releases and Payoff Letters. All liens and security interests with respect to the assets of the Company and all guarantees and indebtedness of the Company and all promissory notes given by the Company shall have been released and terminated. Buyer shall have received satisfactory evidence that upon disbursement of the Payment Fund (as defined in the Escrow Agreement) the obligations described in Schedule 6.12 will have been satisfied.

6.13	Termination of Agreements. Buyer shall have received satisfactory evidence that each of the Consultant Employment and Wage Continuation Agreements, by and between the Company and Paul Oddo and Angeline Oddo, respectively, as such agreements may have been amended, modified or extended, shall have been terminated and each of Paul Oddo and Angeline Oddo shall have acknowledged that the Company owes no further obligation to either of them thereunder.

6.14	Escrow Agreement. The Selling Parties and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.15	Subscription Agreement. Each of the Shareholders identified on Schedule II hereto shall have executed a subscription agreement substantially in the form of Exhibit C hereto (the “Subscription Agreement”) and the parties thereto shall be prepared to consummate the transactions contemplated thereby simultaneously with the Closing hereunder.

6.16	Buy/Sell Agreement. Each of the Shareholders identified on Schedule II hereto shall have executed a buy/sell agreement substantially in the form of Exhibit D hereto (the “Buy/Sell Agreement”).

6.17	FIRPTA Certificate. The President of the Company shall have executed and delivered to Buyer a certificate, substantially in the form of Exhibit E, containing the information, under penalties of perjury, set forth in Treasury Regulation Section 1.1445-2(b)(2).

6.18	Employment Agreement. David Oddo and the Company shall have executed and entered into an employment agreement substantially in the form of Exhibit F hereto (the “Employment Agreement”), which Employment Agreement shall be in full force and effect as of the Closing Date.

6.19	Lease Agreements. The Company shall have entered into new lease agreements substantially in the form of Exhibit G hereto (the “Lease Agreements”), pursuant to which the Company shall lease the Real Estate (other than the Leased Real Estate) from the respective landlord under each Lease Agreement.

6.20	Nondisturbance Agreement. The Selling Parties shall have obtained and delivered to Buyer an agreement, substantially in the form of Exhibit H hereto, from any holder of any mortgage or deed of trust placed upon any of the Real Estate, or any part thereof, that the possession, use or enjoyment of said Real Estate by Buyer or any of its subsidiaries shall not be disturbed by such holder, its designee or nominee, or a purchaser at foreclosure, or any of their successors or assigns, provided that Buyer is not in default of any lease thereon.

6.21	Credit Agreement Escrow. The conditions to the release of the escrowed funds set forth in Section 7.03 of Buyer’s credit agreement described in item one of Schedule 5.4 shall have been fully satisfied or otherwise waived.

6.22	Customer Due Diligence. Buyer shall have completed its due diligence inquiries with respect to the Company’s top five non-home center customers, and shall be reasonably satisfied with the results thereof.

6.23	Tax Due Diligence. PricewaterhouseCoopers shall have completed its tax due diligence of the Company, and Buyer shall be reasonably satisfied with the results thereof.

6.24	Waiver by Buyer. Buyer may at its option waive in writing the performance of any of the Selling Parties’ or the Company’s covenants or any of the conditions contained in this Article 6.

ARTICLE 7. CONDITIONS TO SELLING PARTIES’ PERFORMANCE

The obligations of the Selling Parties under this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

7.1	Compliance by Buyer and Parent. Each of Buyer and Parent shall have complied with and performed all its respective agreements and obligations under the terms, covenants and conditions of this Agreement to be complied with or performed by it on or prior to the Closing Date.

7.2	Buyer’s and Parent’s Representations and Warranties. The representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made as of the Closing Date, except for those representations and warranties that specifically refer to some other date, and the Selling Parties shall have received the certificate of an appropriate officer of Buyer and Parent to that effect dated as of the Closing Date.

7.3	Closing Certificate. The Selling Parties shall have received the certificate of an appropriate officer of Buyer and Parent, dated as of the Closing Date, certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled by Buyer and Parent.

7.4	No Litigation or Governmental Proceeding. No action or proceeding shall have been instituted before any court or governmental body or by any third party to restrain or prohibit, or to obtain damages in respect of, the consummation of the Contemplated Transactions. No party to this Agreement shall have received written notice from any governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement, the Related Agreements or the Contemplated Transactions, or to commence any investigation into the consummation of the Contemplated Transactions, or (ii) the actual commencement of such an investigation.

7.5	HSR Act. The filing requirements of the HSR Act relating to the Contemplated Transactions shall have been complied with, neither the FTC nor the Antitrust Division shall have taken any action (including notifying the parties of any objection to the Contemplated Transactions) in response to such filings, and an HSR Event shall have occurred.

7.6	Escrow Agreement. Buyer, Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.7	Subscription Agreement and Buy-Sell Agreement. Parent shall have executed and delivered the Subscription Agreement and the Buy-Sell Agreement.

7.8	Employment Agreement. The Company shall have executed and delivered the Employment Agreement.

7.9	Waiver. The Selling Parties may at their option waive in writing the performance of any of Buyer’s and/or Parent’s covenants or any of the conditions contained in this Article 7.

ARTICLE 8. COVENANTS AND AGREEMENTS

8.1	Conduct of the Business. Each of the Selling Parties and the Company covenant and agree with Buyer and Parent that, from the date hereof to the Closing, each of them shall, and shall cause the Company to:

(a)	conduct and operate the Business of the Company only in the ordinary course and in a manner consistent with prior business practices and operations;

(b)	refrain from committing to make any capital expenditures exceeding $50,000 in the aggregate not provided for in the 6-month capital budgets of the Company for the 6-month periods ending December 31, 2003 and April 25, 2004, respectively previously provided to Buyer prior to the Closing Date without the consent of Buyer;

(c)	except for purchase orders or sales contracts issued or entered into in the ordinary course of business, not enter into any contracts, agreements or modifications of any contracts or agreements that involve performance of services or the delivery of goods or materials of an amount or value in excess of $50,000;

(d)	not enter into any transaction involving the disposal of any properties or assets (other than the sale of inventory in the ordinary course of business and other than the sale of the Company-owned Real Estate to one or more of the Selling Parties for a cash purchase price equal to such Real Estate’s net book value);

(e)	not create any Encumbrances on any of the properties or assets of the Company or the Company;

(f)	not enter into any transactions with any Affiliates;

(g)	use reasonable best efforts to preserve intact the business organization of the Company and the Company, use commercially reasonable efforts to keep available the service of their present employees, and use commercially reasonable efforts to preserve existing relationships with their customers, suppliers and distributors;

(h)	use commercially reasonable efforts to maintain all of the Fixed Assets in a state of good repair and in good working order;

(i)	maintain the Permits and the Safety and Environmental Permits in good standing and in full force and effect;

(j)	maintain the Books and Records of the Company in a manner consistent with past practices; and

(k)	except as set forth in Schedule 8.1, not make any changes in their accounting procedures and practices or their credit criteria from those in existence at April 25, 2003;

(l)	not (i) issue, sell or deliver any shares of capital stock of the Company or other securities, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock of the Company or other securities of the Company; (ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Company; (iii) amend the Company’s Articles of Incorporation (or other charter documents) or By-laws; or (iv) make any redemption or purchase of any shares of capital stock of the Company or declare, pay, set aside or make, any dividends or distribution or payment in respect of capital stock of the Company or other securities of the Company;

(m)	not sell, transfer or encumber the Purchased Shares;

(n)	not modify any of the terms or conditions of the Material Agreements, except in the ordinary course of business provided notice of each such change is disclosed to Buyer at the time such change is made;

(o)	not enter into any employment contract;

(p)	not (i) make any loans or advances to, or assume, or guarantee or otherwise become liable for any indebtedness of another Person or (ii) incur any indebtedness;

(q)	comply in all material respects with all laws applicable to it and to the conduct of the Business of the Company;

(r)	not (i) change any practice with respect to Taxes, (ii) make, change or revoke any Tax election or (iii) compromise or settle any Tax liability;

(s)	not adopt, terminate, or amend (except as required by applicable law) any Plan (other than to terminate any Plan immediately before the Closing, using documents reasonably acceptable to Buyer, if requested by Buyer in a writing delivered by Buyer to the Company more than ten days before the Closing); nor make any increase in compensation or benefits other than in the ordinary course of the Company’s business, consistent with more than one year of consistent past practice;

(t)	not accelerate the collection of accounts receivable, defer the payment of accounts payable or otherwise manipulate net working capital; and

(u)	take such action as may be necessary so that, for the period beginning on the date hereof and ending on the Closing Date, (i) Cash and Cash Equivalents in an amount no greater than $10,000,000 is distributed by the Company to the Shareholders (which distributions, if any, shall be recorded as dividends on the balance sheet of the Company) and (ii) the Cash and Cash Equivalents of the Company for such period is otherwise used only for expenditures and reimbursements made to operate the Business of the Company only in the ordinary course and in a manner consistent with prior business practices and operations, including amounts paid for previously committed capital expenditures.

8.2	Future Litigation; Breaches of Representations and Warranties. The Selling Parties shall promptly advise Buyer in writing of (A) the commencement or threat against the Company of (i) any claim, litigation or proceeding, and (ii) any Tax audit, and (B) any breach by the Selling Parties or the Company of any of their respective representations and warranties set forth herein.

8.3	Expenses. Subject to Section 9.2 hereof, the Selling Parties will bear their own and the Company’s expenses, and Buyer and Parent will bear their own expenses in connection with this Agreement and the Contemplated Transactions (including, without limitation, attorneys’ fees, accounting fees and investment banking fees)

8.4	Tax Matters and Post-Closing Cooperation.

(a)	The Selling Parties shall prepare and timely file or cause to be prepared and timely filed in a manner consistent with past practice, all Tax Returns that are required to be filed (with extensions) by or with respect to the Company on or before the Closing Date; provided, however, that the Selling Parties shall deliver any material income or franchise Tax Return of the Company to Buyer at least fifteen (15) days prior to the due date thereof (with extensions) and shall not file any such Tax Return without obtaining the prior written consent of Buyer and, provided further, that the Selling Parties shall deliver to Buyer all other Tax Returns of the Company as and when filed. The Selling Parties or the Company, as appropriate, shall pay or cause to be paid all Taxes shown as due, or required to be shown as due, on such Tax Returns of the Company, with appropriate adjustment for all Taxes attributable to the period between the Cut-Off Date and the Closing Date as set forth in Section 8.4(b)

(b)	Buyer shall prepare and file or cause to be prepared and filed, consistent with past practice of the Company (except as otherwise required by applicable law), all Tax Returns required to be filed by or with respect to the Company for all taxable periods, or portions thereof, ending on, before or including the Closing Date and with due dates (including extensions) after the Closing Date (the “Post-Closing Returns”); provided, however, Buyer shall deliver any such Tax Return of the Company to the Selling Parties at least fifteen (15) days prior to the due date thereof (with extensions). At least five (5) business days prior to the due date of any payment required to be made with respect to any Post-Closing Return, the Selling Parties shall pay to Buyer an amount that is attributable to any taxable period (or portion thereof) ending on or prior to the Cut-Off Date to the extent such amount exceeds the amount (without regard to deferred tax assets and liabilities) for Taxes of the Company not yet due and payable accrued or reserved for on the Cut-Off Balance Sheet, as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes). With respect to any taxable year or period (or portion thereof) beginning before and ending after the Cut-Off Date (a “Straddle Period”), an allocation of Taxes shall be made to the part of such Straddle Period which ends on the Cut-Off Date and based on (i) the closing of the books method, in the case of income Taxes, (ii) the number of days elapsed between the beginning of such Straddle Period to and including the Cut-Off Date, in the case of property Taxes, and (iii) when the relevant transaction occurs, in the case of sales and gross receipts Taxes. With respect to all Taxes allocated to the portion of any Straddle Period ending on or prior to the Cut-Off Date, the Selling Parties shall be responsible for all such Taxes of the Company to the extent such Taxes (i) exceed the amount for Straddle Period Taxes of the Company (without regard to deferred Tax assets and liabilities) accrued or reserved for on the Cut-Off Balance Sheet as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes) or (ii) constitute Excluded Liabilities under Section 1.33. If the amount actually owed to all Taxing authorities with respect to all Tax liabilities attributable to any taxable period (or portion thereof) ending prior to and including the Cut-Off Date exceeds the amount accrued or reserved for such Tax liabilities on the Cut-Off Balance Sheet (without regard to deferred Tax assets and liabilities) as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes), the Selling Parties shall promptly pay the excess to Buyer upon delivery by Buyer to the Selling Parties of supporting documentation indicating such excess. If the amount actually owed to all Taxing authorities with respect to all Tax liabilities attributable to any taxable period (or portion thereof) ending prior to and including the Cut-Off Date is less than the amount accrued or reserved for such Tax liabilities on the Cut-Off Balance Sheet (without regard to deferred Tax assets and liabilities) as appropriately reduced for any Tax items (including, without limitation, any payment of Taxes), Buyer shall promptly pay such difference to the Selling Parties upon the due date for the filing, including extensions, of the Federal income tax return related to the Tax period of the Company ending on the Closing Date. Notwithstanding the foregoing, in all events the Selling Parties shall cause the Company to timely pay all Taxes having a due date ending on or prior to the Closing Date, whether or not such Taxes are attributable, in whole or in part, to any Tax period occurring after the Cut-Off Date.

(c)	If, after the Closing, either Buyer or the Company receives any written notice from any taxing authority proposing any adjustment to any Tax relating to the Company, either Buyer or the Company shall give timely written notice thereof to the Selling Parties, which notice shall describe in detail each proposed adjustment. If any Selling Party receives any written notice from any taxing authority proposing any adjustment to any Tax relating to the Company, such Selling Party shall give prompt written notice thereof to Buyer, which notice shall describe in detail each proposed adjustment.

(d)	Buyer agrees that for a period of seven (7) years after the Closing, upon the reasonable request of the Selling Parties, it shall promptly make available to the Selling Parties, and shall cause any successors or assigns to make available to the Selling Parties, during normal business hours and in a manner which will not interfere with the normal business operations of Buyer or the Company, the Books and Records as the Selling Parties may reasonably request from time to time to enable the Selling Parties to (1) prepare and file any and all Tax Returns, information returns or reports that the Selling Parties are required to file, (2) respond to and conduct all federal, state, local or foreign Tax audits, or other determinations or proceedings, and (3) determine the appropriateness of any allocations of Taxes between the Selling Parties and Buyer (provided that, for the purpose set forth in clause (3) of this Section 8.4(d), the Books and Records shall be made available to the Selling Parties for a period of only one (1) year)

8.5	Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, the Selling Parties agree to pay and discharge, promptly and diligently, when due all transfer taxes applicable to the Contemplated Transactions.

8.6	Corporate Examinations and Investigations. Prior to the Closing Date, Buyer shall be entitled, through its employees, potential investors, advisors, consultants, representatives, contractors, counsel and independent accountants, to make such investigation of the assets, properties, business and operations of the Company and such examination of the books, records and financial condition of the Company as it wishes, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of the Company. The Company shall make available to such persons during such period all such information and copies of all such documents concerning the affairs of the Company as such persons may reasonably request, shall permit such persons access to the properties of the Company and all parts thereof, and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such persons in connection with their review and examination.

8.7	Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article 9, neither the Selling Parties nor the Company shall, and each of the Selling Parties and the Company shall cause their respective Affiliates, stockholders, agents, attorneys, representatives, directors, employees and advisors not to, directly or indirectly, entertain, solicit, respond to, discuss or enter into negotiations with respect to any other offers from prospective buyers of all or any portion of the capital stock and/or assets of the Company (either by merger, consolidation or otherwise) and shall suspend any discussions with or dissemination of information to any prospective buyers. If any of the Selling Parties or the Company, or any of their respective Affiliates, stockholders, agents, attorneys, representatives, directors, employees or advisors receive any offers or communications from any new or existing offerees, they will (i) remain silent or advise the offeror that they are not in a position to negotiate or accept any offers at that time and (ii) immediately notify Buyer regarding such offers or communications.

8.8	Employee Matters.

(a)	Although Buyer currently intends to, and knows of no reason that it would not, for the indefinite future, continue the employment of essentially all employees on the payroll of the Company (such Company employees hereinafter referred to as “Transferred Employees”), Buyer reserves the right at any time to terminate any Transferred Employee. Buyer shall have the right to determine, in its sole discretion, the compensation and benefits policies applicable to the Transferred Employees after Closing; provided, however, that under any welfare, pension or profit sharing plans adopted by Buyer (but not for the actual accrual of benefits), (i) service with the Company and its affiliates prior to the Closing shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits, including vacation rights, (ii) any amounts previously expended by Transferred Employees for purposes of satisfying deductibles under any medical or dental plans of the Company for the applicable current plan year shall be credited for purposes of satisfying any deductibles under Buyer’s plans, and (iii) no preexisting condition limitations (that would not have been applicable under the Company’s health benefit plans) shall be imposed on Transferred Employees upon admittance into any health benefits plan maintained by Buyer. Buyer shall not be required to assume the sponsorship of, or any obligation with respect to, any Plan sponsored by or contributed to by the Company. At the Closing, the Selling Parties shall disclose to Buyer any “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act, incurred by the Company during the period beginning on the date of this Agreement and ending on the Closing Date. (along with confirmation that all such employment losses and other terminations of employment have not triggered liability of the Company or its Affiliates for any worker protection benefits under the Worker Adjustment and Retraining Notification Act or any similar state or local law).

(b)	As soon after the date hereof as reasonably practicable (but in all events by no later than June 30, 2004), the Selling Parties shall, at their sole cost and expense and without cost or expense to the Company (or, at Buyer’s option, the Selling Parties shall reimburse Buyer all costs and expenses incurred by Buyer so as to), cause the Company to be in compliance with all applicable laws related to the filing of Forms 5500, for all applicable and required time periods ending on or prior to the Closing Date, with respect to any and all health and welfare benefit plans identified on Schedule 4.19 hereto (including on Attachment 4.19 thereto). At least thirty (30) days prior to the date of any such filing, the Selling Parties shall provide to Buyer copies of any and all Forms 5500 to be filed and all information used or reviewed by the Selling Parties in connection with the preparation of such Forms 5500. The Selling Parties shall cooperate with Buyer and take all actions that Buyer may reasonably request with respect to providing post-Closing benefits to Transferred Employees (including, without limitation, providing timely notice of any blackout period to participants in the Company’s 401(k) plan in accordance with ERISA regulations if Buyer elects to merge such plan with Buyer’s 401(k) plan).

(c)	At such time as Paul D. Oddo ceases to be employed by the Company, the Company will offer to Paul D. Oddo the right to purchase, at its then value (as computed below), the company vehicle currently being utilized by Paul D. Oddo. At such time as Angeline Oddo ceases to be employed by the Company, the Company will offer to Angeline Oddo the right to purchase, at its then value (as computed below), the company vehicle currently being utilized by Angeline Oddo. For purposes of this Section 8.8, a vehicle shall have a value equal to the greater of (i) the Kelley Blue Book Trade-In Value and (ii) the Edmunds.com Trade-In Value for such vehicle at the time of the sale.

8.9	Environmental Matters. Within ninety (90) days of the Closing Date, the Selling Parties shall, at their sole expense, to the extent required by law, file or cause to be filed (or, at Buyer’s option, the Selling Parties shall reimburse the Company all reasonable costs and expenses incurred by the Company related to filing), on behalf of the Company, all necessary applications and other documents required to obtain the storm water permits identified in the December 16, 2003 letter from GaiaTech, Inc. to Buyer (the “GaiaTech Letter”), a copy of which has been made available to the Selling Parties. In addition, if Buyer determines, in its reasonable discretion, that the Company is required by applicable law to obtain the industrial wastewater permit identified in the GaiaTech Letter, the Selling Parties shall reimburse Buyer all reasonable costs and expenses incurred by Buyer related to obtaining such permit.

ARTICLE 9. TERMINATION

9.1	Termination. This Agreement may be terminated at any time by written notice given prior to or at the Closing:

(a)	by Buyer in the event the conditions in Section 6.1 or Section 6.21 are not satisfied;

(b)	by Buyer if there is a material violation or breach by any of the Selling Parties or the Company of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by Buyer or cured by the Selling Parties or the Company, as the case may be, within ten (10) days after written notice thereof from Buyer;

(c)	by a Majority of the Shareholders if there is a material violation or breach by Buyer or Parent of any covenant, representation, warranty or obligation contained in this Agreement and such violation or breach has not been waived by a Majority of the Shareholders or cured by Buyer or Parent, as the case may be, within ten (10) days after written notice thereof from a Majority of the Shareholders;

(d)	by either Buyer or a Majority of the Shareholders if the Contemplated Transactions have not been consummated (other than through the failure of any party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) by the Transaction Deadline Date, or such later date as the parties may agree in writing; provided that neither Buyer nor any of the Selling Parties shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such party’s knowing or willful breach of this Agreement has prevented the consummation of the Contemplated Transactions; or

(e)	by mutual written consent of Buyer and a Majority of the Shareholders.

9.2	Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, the provisions of this Agreement shall immediately become of no further force and effect (other than Section 8.3, this Article 9 and Article 12, each of which shall survive the termination of this Agreement) without any party being liable to any other party; provided, however, that the following shall apply:

(a)	in the event that this Agreement may be terminated pursuant to Section 9.1(b) or 9.1(c) hereof and the party(ies) entitled to terminate (the “Non-Breaching Party”) elects to close rather than terminate the Contemplated Transactions despite a breach or violation of this Agreement, such Non-Breaching Party shall be entitled to seek indemnity from the other party(ies) (the “Breaching Party”) pursuant to Article 11 hereof; and

(b)	in the event that this Agreement is terminated pursuant to Section 9.1(b) or 9.1(c) hereof and the violation or breach of this Agreement was willful or intentional, the Non-Breaching Party shall be entitled to receive from the Breaching Party an amount equal to all reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel) incurred by the Non-Breaching Party and its representatives and Affiliates in connection with this Agreement and the Contemplated Transactions, and may seek damages from the Breaching Party and/or equitable relief.

ARTICLE 10. NONCOMPETITION AND NONSOLICITATION

10.1	Acknowledgments. Each of the Selling Parties acknowledges that:

(a)	the Company has been engaged in the business of making Company Products for sale throughout the United States;

(b)	the agreements and covenants contained in this Article 10 are essential to protect the goodwill associated with Business of the Company and the Purchased Shares being acquired by Buyer pursuant to this Agreement, and

(c)	Buyer and Parent would not enter into this Agreement or acquire the Purchased Shares but for the agreements and covenants contained in this Article 10.

10.2	Covenant Against Competition. Each of the Selling Parties covenants and agrees that, for a period of five (5) years following the Closing Date (the “Non-Compete Period”), neither such Selling Party nor any of its Affiliates shall, directly or indirectly, engage in any manner in the business of making, assembling, selling, distributing or marketing any products competitive with the Company Products or any other windows or doors for sale in the United States, either for its own account or in association with any other Person in any capacity, including without limitation, as a partner, shareholder, investor, member, principal, agent, lender or consultant; provided, however, that this restriction shall not prevent such Selling Party or any of its Affiliates from owning securities of Parent or owning, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange or market if it is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity.

10.3	Nonsolicitation. During the Non-Compete Period, neither any of the Selling Parties nor any of its Affiliates shall, within the United States or elsewhere, (a) knowingly directly or indirectly solicit or attempt in any manner to persuade or influence any employees of Buyer, Parent or the Company or any of their respective Affiliates to work for any other Person (provided, however, that general classified advertisements which do not mention the Selling Party by name shall not be considered direct or indirect solicitation hereunder) or (b) knowingly directly or indirectly solicit or attempt in any manner to persuade or influence any present or future customer of Buyer, Parent or the Company or any of their respective Affiliates to divert its purchases of Company Products or any other windows or doors from Buyer, Parent, the Company or any of their respective Affiliates to any other Person or to cease purchasing from Buyer, Parent, the Company or any of their respective Affiliates.

10.4	Rights and Remedies Upon Breach. If any of the Selling Parties or any of their respective Affiliates breaches, or threatens to breach, any of the provisions of this Article 10, in addition to any other rights Buyer and Parent may have, including a claim for damages, Buyer and Parent shall have the right to have this Article 10 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Article 10 would cause irreparable harm to Buyer and Parent in that money damages would not provide an adequate remedy to Buyer and Parent.

10.5	Further Assurances.

(a)	Each of the Selling Parties acknowledges and agrees that the restrictions contained in this Article 10 are reasonable and valid in geographical and temporal scope and in all other respects. If any provision of this Article 10 or the application hereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Article 10 and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted under applicable law.

(b)	Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that any part of this Agreement is unenforceable because of the duration or geographic scope of such provision, or both, the parties agree that such duration or scope shall be reduced to the extent determined to be reasonable by such court of competent jurisdiction and, in its reduced form, such provision shall then be valid, binding and enforceable.

(c)	Each of the Selling Parties and Buyer and Parent intend to and hereby confer jurisdiction to enforce this Article 10 upon the courts of any jurisdiction within the United States. If the courts of any one or more of such jurisdictions hold that all or any part of this Article 10 is unenforceable for any reason, it is the intention of the parties hereto that such determination shall not bar or in any way affect Buyer’s and Parent’s right to relief in the courts of any other jurisdiction within the United States as to breaches of this Article 10 in such other jurisdiction, the provisions of this Article 10 as they relate to each jurisdiction being, for this purpose, separate and independent covenants.

ARTICLE 11. INDEMNIFICATION

11.1	The Selling Parties’ Agreement to Indemnify. Subject to the terms and conditions of this Article 11, each of the Selling Parties, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer and Parent and each of their respective officers, directors, employees, stockholders, representatives, agents, successors and assigns from and against all losses, damages, demands, claims, assessments, actions, Taxes, penalties, interest, reasonable attorneys’ and accountants’ fees, settlement costs and other costs and expenses (collectively, “Indemnified Losses”) arising out of, or incident to, any of the following:

(a)	any breach of any representation or warranty made by any Selling Party or the Company herein or in any certificate or other instrument (other than any Related Agreement, as to which, only the Selling Party(ies) party thereto shall be liable) delivered pursuant hereto;

(b)	any breach or failure by any Selling Party or the Company to perform or fulfill any of its covenants or agreements set forth herein (including, without limitation, failure by such Selling Party to pay, discharge or perform any of its or his obligations and liabilities that constitute Excluded Liabilities);

(c)	whether or not disclosed on any Schedule hereto, all Taxes attributable to the Company with respect to any period (or portion thereof) ending on or prior to the Cut-Off Date, to the extent such Taxes are in excess of the amount reflected as an accrual or reserve (without regard to deferred Tax assets and liabilities) for income tax liabilities payable by the Company on the Cut-Off Balance Sheet as appropriately reduced for any Tax items;

(d)	any Excluded Liability; and/or

(e)	any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

11.2	Buyer’s and Parent’s Agreement to Indemnify. Subject to the terms and conditions of this Article 11, each of Buyer and Parent, jointly and severally, hereby agrees to indemnify, defend and hold harmless the Selling Parties and their respective successors and assigns from and against all Indemnified Losses arising out of, or incident to, any of the following:

(a)	any breach of any representation or warranty made by Buyer or Parent herein or in any certificate or other instrument delivered pursuant hereto;

(b)	any breach or failure by Buyer or Parent to perform or fulfill any of its covenants or agreements set forth herein; and/or

(c)	any and all claims, actions, suits, proceedings, investigations, demands, assessments and judgments incident to any of the foregoing.

11.3	Notice of Claims. All claims for indemnification hereunder shall be resolved in accordance with the following procedures:

(a)	If Buyer or Parent, on the one hand, or any Selling Party, on the other hand, has incurred or reasonably believes that it may incur any Indemnified Loss (the “Indemnified Party”), it shall deliver promptly written notice to the other (the “Indemnifying Party”) setting forth in reasonable detail the nature and amount of the Indemnified Loss or potential Indemnified Loss, if possible, and further referencing the sections of this Agreement upon which the claim for indemnification for such Indemnified Loss is based (a “Claim Notice”). If an Indemnified Party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the Indemnifying Party prompt written notice of such claim, so that the Indemnifying Party’s defense of such claim under Section 11.4 hereof may be timely instituted. The failure by an Indemnified Party to provide such written notice shall not constitute a waiver of the Indemnified Party’s right to indemnity unless such failure has resulted in the loss of substantive rights with respect to the Indemnifying Party’s ability to defend such claim, and then only to the extent of such loss.

(b)	If, after receiving a Claim Notice for an Indemnified Loss, the Indemnifying Party desires to dispute such claim or the amount claimed in the Claim Notice, it shall deliver to the Indemnified Party a written objection to such claim or payment setting forth the basis for disputing such claim or payment. Such notice shall be delivered within thirty (30) days after the date the Claim Notice to which it relates is received by the Indemnifying Party. If no such notice is received within the aforementioned 30-day period, the Indemnified Party shall be entitled to payment for such Indemnified Loss from the Indemnifying Party within ten (10) days of the end of such 30-day objection period, subject to the limitations of Section 11.7 hereof.

11.4	Defense of Third-Party Claims. The Indemnifying Party under this Article 11 shall have the right to conduct and control, through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party), any third-party claim, action or suit; provided that the Indemnifying Party diligently contests and defends such claim. The Indemnified Party shall be entitled at any time, at its own cost and expense (except that such cost and expense shall be paid by the Indemnifying Party if (a) the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent the interests of any Indemnified Party, or (b) the third party claim, action or suit seeks damages in excess of the limitations set forth in Section 11.7(b) hereof), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. Except with the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, no Indemnifying Party, in the defense of such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation; provided, however, that with respect to any claim, audit or litigation relating to Taxes, the Indemnifying Party shall not consent to entry of any judgment or order, interim or otherwise, or enter into any settlement, in any case, of any type whatsoever, except with the prior written consent of the Indemnified Party, which written consent shall not be unreasonably withheld.

11.5	Failure to Defend. In the event that the Indemnifying Party does not elect to defend against any third-party claim, the Indemnified Party may defend against such claim in such manner as it may in its good faith discretion deem appropriate and, to the extent and subject to the limitations provided in this Article 11, the Indemnifying Party shall be liable for any legal expenses reasonably incurred in connection with such defense; provided, however, that the Indemnified Party shall not, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or consent to the entry of judgment with respect to such third-party claim.

11.6	Cooperation. In the event of any claim by a third party, the parties hereto agree that they will cooperate with each other in connection with the defense or settlement of such matter.

11.7	Limitations on Indemnification. The indemnification provided for in this Article 11 shall be subject to the following limitations:

(a)	Deductible. The Selling Parties shall have no liability under any provision of Section 11.1 unless and until the aggregate amount of all Indemnified Losses of Buyer and Parent for which the Selling Parties would, but for this Section 11.7(a), be liable exceeds $175,000 (the “Deductible”), in which event the Selling Parties shall be liable for the amount of all Indemnified Losses in excess of the Deductible; provided, that, with respect to any Indemnified Losses arising out of or related to any Excluded Liability, in the event that the Deductible is exceeded, the Selling Parties shall be liable for the entire amount of the Excluded Liability, and the amount of such Excluded Liability actually paid or reimbursed by the Selling Parties shall cease to be charged against the Deductible. In no event shall the Deductible apply to any Indemnified Loss arising out of (i) any breach of a representation or warranty made in Article 3 or in Section 4.2, 4.8, 4.9 or 4.16, (ii) any obligation or liability described in Section 1.33(b), (c), (i), (j), (l) or (o), (iii) any Selling Parties’ fraud, bad faith or willful misconduct, which, in each case, each of the Selling Parties shall be fully liable for such Indemnified Losses, or (iv) any claims, actions, suits, proceedings, investigations, demands, assessments or judgments incident to any of the foregoing.

(b)	Indemnity Cap. Notwithstanding anything contained in this Article 11, the aggregate liability of the Selling Parties under Section 11.1 (after giving effect to the application of Section 11.7(a)) shall not exceed an amount equal to $12,500,000 (the “Indemnity Cap”); provided, that the aggregate liability of the Foundation for Christian Stewardship Trust FBO Oddo Family Foundation under Section 11.1 (after giving effect to the application of Section 11.7(a)) shall not exceed an amount equal to the proceeds it receives from the sale of the Purchased Shares. In no event shall the Indemnity Cap apply to any Indemnified Loss arising out of (i)

any breach of a representation or warranty made in Article 3 or in Section 4.2, 4.8, 4.9 or 4.16, (ii) any Excluded Liabilities, (iii) liabilities for Taxes as described in Section 11.1(c) to the extent such Indemnified Losses relate to or are attributable to income or franchise Taxes, (iv) any Selling Parties’ fraud, bad faith or willful misconduct, which, in each case, each of the Selling Parties shall be fully liable for such Indemnified Losses, or (v) any claims, actions, suits, proceedings, investigations, demands, assessments or judgments incident to any of the foregoing.

(c)	Payments from and Replenishment of Escrow Account. For a period of two (2) years following the Closing Date,

(i)	all Indemnified Losses hereunder shall be payable (x) first, to the extent available pursuant to the terms of the Escrow Agreement, from funds held in the Escrow Account (as defined in the Escrow Agreement), and (y) thereafter, from any available funds of any of the Selling Parties, and

(ii)	in the event that Buyer or Parent receives amounts in respect of Indemnified Losses out of funds held in the Escrow Account pursuant to the Escrow Agreement for any claim based upon (i) any breach of a representation or warranty made in Article 3 or in Section 4.2, 4.8, 4.9 or 4.16, (ii) any Excluded Liabilities, (iii) liabilities for Taxes as described in Section 11.1(c) to the extent such Indemnified Losses relate to or are attributable to income or franchise Taxes, or (iv) any Selling Parties’ fraud, bad faith or willful misconduct, the Selling Parties shall, jointly and severally, be responsible for replenishing the Escrow Account in an amount equal to the amount released by the Escrow Agent to Buyer in respect of such claims.

(d)	Other Benefits and Detriments. In determining the amount of any Indemnified Loss, there shall be taken into account any tax benefit or detriment, insurance proceeds or other similar recovery, detriment or offset realized, directly or indirectly, by the Indemnified Party.

11.8	Survival of Representations and Warranties. Each of the parties hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other contained herein or in any certificate delivered with respect to any of the foregoing. Each of the covenants and agreements shall survive the Closing indefinitely and the representations and warranties shall survive the execution of this Agreement and the Closing and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that such limitation on survival shall not apply to (i) any representation or warranty if a Claim Notice with respect thereto is delivered as provided in this Article 11 hereof prior to expiration of such period, or (ii) any representation or warranty made in Article 3 or in Section 4.2, 4.8, 4.9 or 4.16, or (iii) any claim based upon any Selling Party’s fraud, bad faith or willful misconduct in connection with this Agreement or the Related Agreements (other than the Employment Agreement), which shall, in each case, survive the Closing indefinitely. Notwithstanding the immediately preceding sentence, the representations, warranties, covenants and agreements contained herein, or in any certificate delivered with respect to any of the foregoing, that relate to Taxes shall survive until 60 days after the expiration of the applicable statute of limitations (including any extension thereof).

11.9	Exclusive Remedy. Except as provided in Section 2.3(b) or 10.4 hereof, each of the parties hereto acknowledges and agrees that the foregoing provisions of this Article 11 shall be the exclusive remedies of the parties with respect to any dispute or claim arising out of or related to the Contemplated Transactions if the Contemplated Transactions are consummated.

ARTICLE 12. ARBITRATION

12.1	Binding Arbitration. Except as provided in Section 2.3(b) or 10.4 hereof, any dispute or claim between the parties arising out of or related to this Agreement or the Contemplated Transactions shall be fully and finally resolved by binding arbitration in San Bernardino County, California in accordance with the Commercial Arbitration Rules and practices (the “Rules”) of the American Arbitration Association (“AAA”) from time to time in force and effect. This agreement to arbitrate shall be specifically enforceable and is the exclusive remedy for the resolution of such disputes under this Agreement. There shall be a three-arbitrator panel (the “Panel”) which shall be chosen in accordance with the Rules of the AAA. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Judgment upon the award determined by the Panel shall be entered in state or federal court located in San Bernardino County, California. The parties hereby submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction apart from this Section 12.1, waive any defense of lack of in personam jurisdiction of such courts and agree that service of process in any action before such courts may be made by mailing it to the party to be served at the address provided for in Section 13.5 hereof. The Panel shall require the non-prevailing party to pay the Panel’s full fees and expenses;

provided, that in the event of a compromise between the positions of the parties, such fees and expenses shall be pro rated based on the relative success of the parties in prevailing on their positions. Each party to this Agreement covenants not to institute any action or litigation in any court, or commence any other proceeding, with respect to any matter under this Agreement other than as provided for in Section 2.3(b) or 10.4 hereof.

ARTICLE 13. GENERAL PROVISIONS

13.1	Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by, the parties hereto and their respective personal representatives, heirs, successors and assigns, except that none of the parties shall have the right to assign any of its or his obligations hereunder without the consent of the other party hereto. Notwithstanding the foregoing, Buyer and Parent may assign or delegate any or all of its rights or obligations under this Agreement to any of their respective Affiliates.

13.2	Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire contract between the parties hereto with respect to the subject matter hereof and may not be changed, modified or amended, except by an instrument in writing signed by the party against whom any such change, modification or amendment is asserted.

13.3	Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied. Notwithstanding the foregoing, the obligations to use commercially reasonable efforts shall not include the obligation to pay monies to any party or the obligation to agree to any financial arrangement that any party hereto considers to be not in its best interest.

13.4	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any State’s conflict of laws principles.

13.5	Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by certified mail, return receipt requested, or by a nationally recognized overnight delivery service, as follows:

If to any Selling Party:

c/o Superior Engineered Products Corporation 1650 South Archibald Avenue Ontario, California 91761
Attn:	David Oddo, President

with copies to:

David P. Oddo 3191 Gardenia Lane Yorba Linda, CA 92886

and

Higham, McConnell & Dunning LLP 15 Enterprise Suite 360 Aliso Viejo, California 92656
Attn:	Douglas F. Higham, Esq.

If to Buyer or Parent:

Atrium Companies, Inc. 1341 West Mockingbird Lane Suite 1200W Dallas, Texas 75247
Attn:	Jeff L. Hull, President and CEO

with a copy to:

Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022
Attn:	Marie Censoplano, Esq. Joel M. Simon, Esq.

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of delivery.

13.6	Press Releases and Communications. No press release or public announcement related to this Agreement or the Contemplated Transactions or, prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company shall be issued or made by any of the parties hereto or any of their respective officers, directors, employees, advisors, agents or representatives, without the prior written consent of the other parties. If any party is required by law (based on the advice of counsel) to make an announcement, the other parties shall have the right to review such press release or announcement prior to publication. Immediately following the Closing, only Buyer and Parent shall be entitled to issue a press release or other public announcement related to this Agreement or the Contemplated Transactions.

13.7	No Third Party Beneficiaries. Except as expressly stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective personal representatives, heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.8	Construction and Interpretation. This Agreement has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement, or any provision of this Agreement, against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

13.9	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Throughout this Agreement, the masculine gender shall be deemed to include the feminine and the neuter, the singular the plural, and the plural the singular, all as the context may require.

13.10	Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

13.11	Specific Performance. The parties recognize that in the event the Selling Parties should refuse to perform under the provisions of this Agreement, monetary damages along will not be adequate. Buyer and Parent shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each of the Selling Parties and the

Company hereby waive the defense that there is an adequate remedy at law.

13.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same agreement.

13.13	Facsimile Signature. The parties hereto agree that a signature hereon transmitted by facsimile may be substituted for, shall be as valid as, and shall have the same force and effect as, an original signature; provided, that, each party agrees to deliver upon request an executed original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

SUPERIOR ENGINEERED PRODUCTS CORPORATION

By:

Name:	David Oddo
Title:	President

PAUL ODDO

DAVID ODDO

ANGELINE ODDO

ATRIUM COMPANIES, INC.

By:

Name:	Jeff L. Hull
Title:	President and Chief Executive Officer

ATRIUM CORPORATION

By:

Name:	Jeff L. Hull
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

THE SHAREHOLDERS:

David Paul Oddo and Adele Oddo, Co-Trustees of The Oddo Family Trust U/D/T Dated 8-13-84

By:

Name:	David Paul Oddo
Title:	Trustee

By:

Name:	Adele Oddo
Title:	Trustee

Paul D. Oddo and Angeline Oddo, Co-Trustees of the Oddo Family Trust U/D/T Dated 10-12-83

By:

Name:	Paul D. Oddo
Title:	Trustee

By:

Name:	Angeline Oddo
Title:	Trustee

PAUL D. ODDO AND ANGELINE ODDO, TRUSTEES OF THE PAUL D. ODDO AND ANGELINE ODDO CHARITABLE REMAINDER TRUST CREATED 1-6-2003

By:

Name:	Paul D. Oddo
Title:	Trustee

By:

Name:	Angeline Oddo
Title:	Trustee

Foundation for Christian Stewardship TRUST FBO Oddo Family Foundation

By:

Name:
Title:

SCHEDULES

Schedule I	List of Shareholders
Schedule II	Shareholders Receiving Parent Stock
Schedule 1.32	Excluded Assets
Schedule 1.36	Fixed Assets
Schedule 3.2	Shareholder Consents/Conflicts
Schedule 4.1	Jurisdictions
Schedule 4.4	Governmental Approvals and Notices
Schedule 4.5	Approvals and Notices Required
Schedule 4.6(a)	Financial Statements
Schedule 4.6(e)	Description of Modified LIFO
Schedule 4.6(g)	Indebtedness
Schedule 4.7	Adverse Changes
Schedule 4.8	Title Exceptions
Schedule 4.14	Real Estate
Schedule 4.15	Leased Real Estate
Schedule 4.16	Tax Matters
Schedule 4.17	Employment Agreements
Schedule 4.18	Employment Matters
Schedule 4.19	Employee Benefit Plans
Schedule 4.20	Non-Competition Agreements
Schedule 4.21	Bank Accounts; Directors and Officers
Schedule 4.22	Licenses and Permits
Schedule 4.23	Legal Proceedings
Schedule 4.24	Utilities
Schedule 4.25	Compliance Exceptions
Schedule 4.26	Environmental Matters
Schedule 4.27	Material Agreements
Schedule 4.28	Undisclosed Liabilities
Schedule 4.30	Intellectual Property Rights
Schedule 4.31	Insurance
Schedule 4.32	Affiliated Transactions
Schedule 4.33	Brokerage Fees
Schedule 4.34	Change of Control Provisions
Schedule 4.35	Customers, Suppliers and Distributors
Schedule 4.36	Relationship with General Electric Company
Schedule 5.4	Buyer Approvals and Notices; Conflict with Other Instruments
Schedule 6.5	Required Consents
Schedule 6.12	Releases and Payoffs
Schedule 8.1	Conduct of the Business

EXHIBITS

Exhibit A	Escrow Agreement

Exhibit B	Opinion of Selling Parties’ Counsel

Exhibit C	Subscription Agreement

Exhibit D	Buy/Sell Agreement

Exhibit E	FIRPTA Certificate

Exhibit F	Employment Agreement

Exhibit G	Lease Agreements

Exhibit H	Nondisturbance Agreement

SCHEDULE I

List of Shareholders

Shareholder	# of Shares	Pct. (%)

David Paul Oddo and Adele Oddo, Co-Trustees of The Oddo Family Trust U/D/T Dated 8-13-84	268	31.754%

Paul D. Oddo and Angeline Oddo, Co-Trustees of the Oddo Family Trust U/D/T Dated 10-12-83	381	45.142%

Paul D. Oddo and Angeline Oddo, Trustees of The Paul D. Oddo and Angeline Oddo Charitable Remainder Trust Created 1-6-2003	75	8.886%

Foundation for Christian Stewardship Trust FBO Oddo Family Foundation	120	14.218%

TOTAL	844	100%

SCHEDULE II

Shareholders Receiving Parent Stock

# of Shares of
Shareholder	Parent Stock

David Paul Oddo and Adele Oddo, Co-Trustees of The Oddo Family Trust U/D/T Dated 8-13-84	5,000